UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Urstadt Biddle Properties Inc.
(Name of Registrant as Specified In Its Charter)

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URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830
___________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 17, 2021
___________________

Dear Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Urstadt Biddle Properties Inc. (the “Annual Meeting”), which will be conducted live via audio webcast at 2:00 p.m., Eastern Time, on Wednesday, March 17, 2021. Due to the ongoing nature of the COVID-19 pandemic, the potential impact on the health and safety of our stockholders, employees, directors and other stakeholders, and any local restrictions that may be in place at such time regarding gatherings, we have determined that it would be prudent for the Company to hold its Annual Meeting online only. We also believe that this online format is environmentally friendly and encourages increased participation by stockholders who need not travel to participate. You will need your 16-digit control number, which is included in the Notice, proxy card or accompanying materials sent to you. You will be able to listen, vote and submit questions during the Annual Meeting, via www.virtualshareholdermeeting.com/UBA2021. Please see “Questions and Answers” for additional information on how to participate in the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.	To elect three directors to serve for three years as Class III directors;

2.	To ratify the appointment of PKF O’Connor Davies, LLP, as the independent registered public accounting firm of the Company for fiscal year 2021; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record of the Company’s Class A Common Shares and Common Shares as of the close of business on January 19, 2021 are entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO BE PRESENT (VIRTUALLY) AT THE ANNUAL MEETING, PLEASE EXERCISE YOUR RIGHT TO VOTE BY FOLLOWING THE INSTRUCTIONS FOR VOTING IN THE “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 17, 2021” YOU RECEIVED FOR THE ANNUAL MEETING, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENVELOPE PROVIDED. YOU MAY ALSO AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE AS DESCRIBED IN YOUR PROXY CARD.

We look forward to your participation on March 17, 2021.

By Order of the Directors

WILLING L. BIDDLE
President & Chief Executive Officer

February 2, 2021

URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

PROXY STATEMENT
FOR
 2021 ANNUAL MEETING OF STOCKHOLDERS

March 17, 2021

NOTICE OF AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company is providing stockholders with access to its proxy materials over the Internet. As a result, the Company is mailing to many of its stockholders a Notice Regarding Availability of Proxy Materials (the “Notice of Availability”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Availability will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the Notice of Availability. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by e-mail in future years. Mailing of paper copies of this Notice of Annual Meeting of Stockholders and Proxy Statement will begin on or about February 2, 2021. The principal executive offices of the Company are located at 321 Railroad Avenue, Greenwich, Connecticut 06830 (telephone: 203-863-8200).

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 17, 2021

This Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS

Why am I receiving this Proxy Statement?

You are receiving these materials because you owned our Common Shares or Class A Common Shares as a “registered” stockholder or you held Common Shares or Class A Common Shares in “street name” at the close of business on January 19, 2021, the record date (the “Record Date”) for the Annual Meeting, and that entitles you to vote at our Annual Meeting to be held at 2:00 p.m. on Wednesday, March 17, 2021 at www. virtualshareholdermeeting.com/UBA2021, or any postponements or adjournments of such meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Meeting”). This Proxy Statement contains information related to the solicitation of proxies for use at the Annual Meeting.

We had 10,180,308 Common Shares and 30,100,161 Class A Common Shares issued and outstanding on January 19, 2021.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate, but do not currently intend to do so.

What is the difference between a “registered” stockholder and a stockholder holding shares in “street name?”

If your Common Shares or Class A Common Shares are registered directly in your name with Computershare, Inc., our transfer agent, you are a “registered” stockholder. If you own Common Shares or Class A Common Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Common Shares or Class A Common Shares, but considered to be holding the Common Shares or Class A Common Shares in “street name.”

Who can attend the Annual Meeting and How?

If you are a holder of record of our Common Shares or Class A Common Shares at the close of business on the Record Date for the Annual Meeting, you are authorized to attend (virtually) the Annual Meeting at www.virtualshareholdermeeting.com/UBA2021. Due to the ongoing nature of the COVID-19 pandemic, the potential impact on the health and safety of our stockholders, employees, directors and other stakeholders, and any local restrictions that may be in place at such time regarding gatherings, we have determined that it would be prudent for the Company to hold its Annual Meeting online only. We also believe that this online format is environmentally friendly and encourages increased participation by stockholders who need not travel to attend and participate.

You will need your 16-digit control number, which is included in the Notice, proxy card or accompanying materials sent to you. The Annual Meeting will begin promptly at 2:00 p.m., Eastern Time, but online access will open at 1:30 p.m., Eastern Time. We recommend that you log-in in advance to ensure that you do not encounter any technical difficulties. In the event of a technical difficulty, you may contact the technical support staff, whose contact information will be posted at www.virtualshareholdermeeting.com/UBA2021.

During the Annual Meeting, you will be able to listen, vote and submit questions by following the instructions on www.virtualshareholdermeeting.com/UBA2021. We will endeavor to answer as many pertinent questions as we can in the time allotted. Substantially similar questions may be addressed in one response.

What are the voting rights of stockholders?

Holders of record of Common Shares and Class A Common Shares of the Company as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Shares and Class A Common Shares constitute the only classes of securities entitled to vote at the Annual Meeting. Each Common Share entitles the holder thereof to one vote and each Class A Common Share entitles the holder thereof to 1/20 of one vote.

What will constitute a quorum at the Annual Meeting?

The presence, either in person (virtually) or by properly executed proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting, permitting the stockholders to conduct business at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote and each Class A Common Share outstanding on the record date entitles the holder thereof to 1/20 of one vote.

We will include stockholders who have properly executed proxy cards marked “for,” “against” or “abstain” and “broker non-votes” as present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

How many votes are needed to approve each of the proposals?

Directors are elected by a majority of the votes cast, which means more votes “for” a director than votes “against.” Ratification of our independent registered public accounting firm will require the affirmative vote of the holders of not less than a majority of the votes cast on the matter at the Annual Meeting, in person (virtually) or by properly executed proxy.

How do I vote?

If you are a “registered” holder of Common Shares or Class A Common Shares at the close of business on the Record Date for the Annual Meeting, you can vote either in person (virtually) at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend (virtually) the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend (virtually) the Annual Meeting, you may vote online at www.virtualshareholdermeeting. com/UBA2021 and your proxy will not be counted. You can vote by proxy by any of the following methods:

Voting by Telephone or Through the Internet. If you are a “registered” stockholder, you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on March 16, 2021. Please see the Notice of Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. A proxy is your legal designation of another person (the “proxy”) to vote your shares on your behalf. By completing your proxy through the Internet, by telephone or by returning a completed proxy card, you are giving Willing L. Biddle, President and Chief Executive Officer, and Miyun Sung, Senior Vice President, Chief Legal Officer and Secretary, the authority to vote your shares in the manner you indicate on your proxy. Accordingly, your Common Shares or Class A Common Shares will be voted whether or not you attend (virtually) the Annual Meeting. Even if you plan to attend (virtually) the Annual Meeting, we encourage you to vote by signing and returning your proxy card in advance. Each “registered” stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. If you return a proxy card that is properly signed and completed, the Shares represented by your proxy will be voted as you specify on the proxy card. If you sign and return a proxy card without indicating how you want your shares to be voted, Mr. Biddle and Ms. Sung will vote your shares in accordance with the recommendations of the Board.

For those of you holding your Common Shares or Class A Common Shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, bank, trust or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, bank, trust or nominee as to how to vote your shares, or obtain a proxy from the broker, bank, trust or nominee to vote at the Annual Meeting. Please refer to the Notice of Availability or the voter instruction card used by your broker, bank, trust or nominee for specific instructions on methods of voting, including by telephone or using the Internet. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your shares with respect to Item 1, your vote will NOT be counted for that matter. It is important for every stockholder’s vote to be counted on these matters so we encourage you to provide your broker, bank, trust or nominee with voting instructions. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your shares on Item 2, such broker, bank, trust or nominee will generally be able to vote on Item 2 as he, she or it determines.

What are the Board’s recommendations?

The Board recommends a vote:

●	FOR the election of each of the three director nominees to serve for three years as Class III directors;

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

●

as to any other matter that may properly come before the Annual Meeting or any adjournment thereof, in accordance with the recommendation of the Board or, if no recommendation is given, in the named proxies’ discretion to the extent permitted under relevant laws and regulations.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted as the Board recommends, as set forth above.

Will my Class A Common Shares and Common Shares be voted if I do not provide my proxy and I do not attend (virtually) the Annual Meeting?

If you do not provide a proxy or vote your Common Shares or Class A Common Shares held as a “registered” stockholder, your shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the Annual Meeting are approved. If you hold your shares in “street name,” your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of PKF O’Connor Davies, LLP as our independent registered public accounting firm for fiscal year 2021 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.

How are abstentions and broker non-votes treated?

Abstentions are counted as present for determining a quorum. For each proposal, because abstentions are not treated as votes cast, they will have no effect on any of the items to be considered at the Annual Meeting.

Broker non-votes are votes that are not cast (and are not permitted to be cast) on a non-routine matter because the broker has not received voting instructions from the beneficial owner. On routine matters, brokers have discretionary authority to cast a vote even in the absence of voting instructions from the beneficial owner. For example, proposal 2 is a routine matter, but each of the other proposals are non-routine matters. If a broker were to vote on a routine matter but not on a non-routine matter, then the shares held in street name would be counted as present for determining a quorum, but would have no effect on the outcome of non-routine matters for which there was a broker non-vote.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person (virtually) at the Annual Meeting. Please note that attendance (virtually) at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your Common Shares or Class A Common Shares are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person (virtually) at the Annual Meeting.

Why did I receive more than one Notice, proxy card, voting instruction form and/or email?

You will receive more than one Notice of Availability, proxy card, voting instruction form or email, or any combination of these, if you hold your Common Shares or Class A Common Shares in different ways (i.e., joint tenancy, trusts and custodial accounts) or in multiple accounts. You should provide voting instructions for all Notices of Availability, proxy cards, voting instruction forms and email links you receive.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our Common Shares or Class A Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report to Stockholders (the “Annual Report”) and Proxy Statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our Notice of Availability or Annual Report, Notice of Meeting and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, each stockholder in your household should receive a proxy card or should be able to vote individually via telephone or internet. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling Computershare at (866) 203-6250 if you are a “registered” stockholder. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or Proxy Statement, we will promptly send a separate copy of the Annual Report, the Proxy Statement or the Notice of Availability to you upon oral or written request. Such request can be made by contacting us at 321 Railroad Avenue, Greenwich, CT 06830, attention: Secretary (telephone number: (203) 863-8200). Any stockholders sharing the same address and currently receiving multiple copies of the Annual Report and the Proxy Statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or us to participate in the householding program.

How may “registered” stockholders and stockholders holding Common Shares or Class A Common Shares in “street name” elect to receive future stockholder materials by electronic mail (“email”) delivery?

Opting to receive all future proxy materials via email delivery saves us the cost of producing and mailing documents to your home or business and helps us to conserve natural resources. “Registered” stockholders who wish to receive their proxy materials in this manner may register to do so on Computershare’s website at www.computershare.com/investor in which case you will receive an email containing links to our proxy materials. If you own Common Shares or Class A Common Shares in “street name” and wish to receive proxy materials via an email containing links, you must contact your broker, bank, trust or nominee for instructions on how to receive future proxy materials in this manner. Stockholders who hold Common Shares or Class A Common Shares in different ways (i.e., joint tenancy, trusts and custodial accounts) or in multiple accounts will need to complete the applicable process for each account. Your election to receive your proxy materials by email delivery will remain in effect for all future annual meetings until you revoke it.

What if I have questions about the Notice of Availability, voting or email delivery?

Questions regarding the Notice of Availability, voting or email delivery should be directed to our Secretary at 321 Railroad Avenue, Greenwich, CT 06830.

You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different information. You should assume that the information in this Proxy Statement is accurate only as of the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors consists of nine members. There are currently no vacancies on the Board of Directors. Pursuant to Section 6.2 of the Company’s charter, the directors are divided into three classes designated as Class I, Class II and Class III, each serving three-year terms. The terms of three directors, comprising Class III, expire at the Annual Meeting on March 17, 2021. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), has nominated Catherine U. Biddle, Noble O. Carpenter, Jr. and Willis H. Stephens, Jr., to serve until the 2024 Annual Meeting of Stockholders, and until their successors have been elected and shall qualify.

See “Information Concerning Continuing Directors and Executive Directors” for information regarding the continuing Class I and Class II directors and “Corporate Governance and Board Matters” for information regarding the process for evaluating directors and the nomination process, as well as determinations of director independence. See “Certain Relationships and Related Party Transactions” for information regarding family relationships amongst our directors and named executive officers.

Class III Directors with Terms Expiring in 2021

Catherine U. Biddle, age 57, has served on the Board of Directors of the Company since 2013. She is Executive Vice President and Secretary of Urstadt Property Company, Inc. and Executive Vice President and Secretary of Two Park Place Corp., each a real estate investment corporation unrelated to the Company. Mrs. Biddle also serves as Director, Kensico Cemetery and as a Director of the Ronald McDonald House of the Greater Hudson Valley. Mrs. Biddle previously served as Trustee, Historic Hudson Valley from 2012 to 2014 and as an officer in The Bank of New York’s Commercial Real Estate Finance Division from 1989 to 1993.

Experience, Qualifications, Key, Attributes and Skills: Mrs. Biddle brings to the Board valuable experience in the real estate sector, as well as many years of experience serving on both private company and not-for-profit boards. In addition to her current positions as Executive Vice President and Secretary of Urstadt Property Company, Inc. and Executive Vice President and Secretary of Two Park Place Corp., Mrs. Biddle has a commercial real estate banking background and possesses strong familiarity with properties in the Company’s core geographic area and the markets within which they are located. The combination of her current and past professional experiences, together with her real estate expertise, particularly in the Company’s core geographic areas, has enabled her to contribute immensely to the Board’s understanding of the Company’s core markets and add strategic insight into the Company’s operations.

Noble O. Carpenter, Jr., age 59, has served on the Board of Directors of the Company since 2016, and is Senior Managing Director of Banyan Street Capital, a real estate investment firm that owns and operates office buildings in the eastern United States, which he joined in October 2019. He was President, Investor Services & Capital Markets, Americas for Cushman & Wakefield, a commercial real estate services company, until April 2019. Prior to the merger of DTZ and Cushman & Wakefield in September 2015, Mr. Carpenter was President of DTZ’s America Capital Markets team. Mr. Carpenter came to join DTZ as the result of a merger with Cassidy Turley, where he was President of Capital Markets and led the Strategic Accounts initiative, and was a member of the Board and Chair of the Audit Committee. Prior to joining Cassidy Turley in 2011, Mr. Carpenter spent more than 20 years at Jones Lang LaSalle, where he was an International Director in the Capital Markets Group. While there, he held senior transactional and leadership roles and worked closely with public and private institutional investors, developers and opportunity funds.

Experience, Qualifications, Key Attributes and Skills: As a seasoned executive in the real estate industry, Mr. Carpenter has over 30 years of experience in commercial real estate, with broad knowledge of the national real estate market, as well as specific knowledge of the suburban markets surrounding New York City. In particular, his extensive knowledge of real estate brokerage and financing enables Mr. Carpenter to offer valuable insight with respect to the Company’s financing strategy.

Willis H. Stephens, Jr., age 65, has served on the Board of Directors of the Company since 2019. Mr. Stephens is an attorney who has been in private practice for forty years with a concentration in real estate transactions, land use development and litigation. He has served as the Town Attorney for the Town of Southeast, New York since 2007, advising the town on, among other things, municipal, zoning, planning, labor and employment, land use, litigation and transactional matters. He has also been a member of The Stephens Law Firm, PLLC since 2006 and serves, among other things, as General Counsel for the United Cerebral Palsy Association of Putnam and Southern Dutchess Counties, Inc. Previously, he also served as a member of the New York State Assembly from January 1995 to December 2006. He currently serves on several philanthropic and non-profit boards, including as a charter member of the Executive Committee of the Southeast Rotary Club, a chapter of Rotary International. He was previously a Board Member of Citizens Environmental Research Institute and an Advisory Board Member for Trinity-Pawling School, a private preparatory school.

Experience, Qualifications, Key Attributes and Skills: As an attorney, Mr. Stephens has nearly 40 years of experience in the fields of land use, zoning and other real estate matters, all skills that are valuable to the Board. Mr. Stephens also brings valuable insight into the local real estate markets, given his decades of experience practicing law in the New York City and surrounding suburban areas.

Vote Required; Board Recommendation

At the Annual Meeting, the stockholders of the Company will vote on the election of three directors comprising Class III directors. The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting, in person (virtually) or by proxy, subject to quorum requirements, will be required to elect a director. Each nominee must receive more “for” votes than “against” votes in order to be elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The continuing directors in Class I are Willing L. Biddle, Bryan O. Colley and Robert J. Mueller, whose terms expire at the 2022 Annual Meeting of Stockholders. The continuing directors in Class II are Kevin J. Bannon, Richard Grellier and Charles D. Urstadt, whose terms expire at the 2023 Annual Meeting of Stockholders.

Class I Directors with Terms Expiring in 2022

Willing L. Biddle, age 59, has served on the Board of Directors of the Company since 1997, as Chief Executive Officer since 2013 and as President since 1996. Previously, he served as Chief Operating Officer from 1996 to 2013, Executive Vice President during 1996, Senior Vice President, Management from 1995 to 1996, and Vice President, Retail from 1993 to 1995. Mr. Biddle previously served as an Advisory Director of the Putnam Trust Company from 2002 to 2008. Prior to joining the Company, he was an officer of a privately held commercial real estate investment company in the New York area and an officer in the Commercial Real Estate department of Chase Manhattan Bank.

Experience, Qualifications, Key Attributes and Skills: Mr. Biddle brings to the Company more than 30 years of experience in commercial real estate, real estate finance and leasing. Prior to his appointment as Chief Executive Officer, Mr. Biddle served in various executive management positions within the Company for more than 25 years, including as President and Chief Operating Officer for 17 years. Through these roles, Mr. Biddle developed extensive knowledge of the real estate markets in which the Company operates and strong relationships with retailers and other property owners, which are critical to the Company’s business. Through his hands-on management approach, Mr. Biddle has a comprehensive understanding of the Company’s operations, which places him in a unique position to share valuable insights with the Board and bring strategic leadership and long-term vision to the Company.

Bryan O. Colley, age 65, has served on the Board of Directors of the Company since 2015. Mr. Colley has been a principal of a number of entities including, among others, Benchris, Inc., Bryan C. Limited Partnership and McMontebello LLC, which collectively operate numerous McDonald’s restaurants. Mr. Colley is the founder and, from 2000 to 2019 was Chairman of Ronald McDonald House of the Greater Hudson Valley. In 2019, Mr. Colley became Chairman Emeritus. He served as a Director of Country Bank from 1988 to 2019, which focuses on real estate lending, where he was a member of the Examining (Audit), Executive, Risk, and Compensation Committees. Mr. Colley previously served as a Director of Tosco Funding Corporation from 1996 to 2001 and Tosco Capital Corporation from 1995 to 2001.

Experience, Qualifications, Key Attributes and Skills: As both an attorney and businessman, Mr. Colley has over 35 years of experience owning, managing, operating and/or leasing commercial properties and restaurant enterprises, all skills that are valuable to the Board. In particular, his extensive knowledge of franchising, a business model employed by many of the Company’s tenants, enables Mr. Colley to offer valuable insight with respect to the Company’s leasing strategy and its understanding of the industries in which the Company’s tenants operate. Mr. Colley also brings valuable insight into the local business markets, given his decades of experience as a business executive in the New York City tri-state area. Also, with over 30 years of experience on Country Bank’s Board, Mr. Colley has a good working knowledge of real estate lending.

Robert J. Mueller, age 79, has served on the Board of Directors of the Company since 2004. Mr. Mueller previously served as Senior Executive Vice President of The Bank of New York from 1991 to 2004, as Executive Vice President of The Bank of New York from 1989 to 1991, and as a member of Battery Park City Authority from 2005 to 2012. From 1992 to 1998, Mr. Mueller served as Chief Credit Policy Officer of The Bank of New York, with responsibilities as head of worldwide risk management. From 1998 to 2004, his responsibilities included the bank’s global trading operations, commercial real estate lending, regional commercial banking, community development, residential mortgage lending and equipment leasing. He was also a member of the bank’s Senior Planning Committee. Mr. Mueller currently serves on the Boards of Emigrant Savings Bank and

Reverse Mortgage Investment Trust, Inc. He is Director Emeritus of the Borough of Manhattan Community College Fund. He is also a Trustee of Brewster Academy in Wolfeboro, New Hampshire and serves on the Board of Beth Israel Deaconess Medical Center in Boston, Massachusetts. Previously, Mr. Mueller served as a Director of Community Preservation Corp. from 1992 to 2013.

Experience, Qualifications, Key Attributes and Skills: Mr. Mueller is a seasoned veteran in the world of commercial real estate and finance, having served in various executive roles and as a director of a number of publicly traded corporations. Immediately prior to joining the Board of Directors of the Company, Mr. Mueller served for more than 15 years in various executive capacities at The Bank of New York. His extensive experience in both finance and real estate have provided Mr. Mueller with the leadership, strategic planning, risk management and operational experience that is sought after in public company directors, as well as a deep understanding of finance and accounting that is critical to service as Chairman of the Company’s Audit Committee.

Class II Directors with Terms Expiring in 2023

The following information concerning the principal occupation, other affiliations and business experience of each of the three nominees has been provided to the Company by such nominee:

Kevin J. Bannon, age 68, has served on the Board of Directors of the Company since 2008. From April 2008 to June 2015, Mr. Bannon was a Managing Director of Highmount Capital in New York. Between 1993 and 2007, Mr. Bannon served as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon currently serves as a Director of the PGIM Retail Mutual Funds and PGIM’s closed-end funds, as a Director of the Boys and Girls Club of Northern Westchester, as a Director of the Hundred Year Association of New York, and as a Director, Kensico Cemetery. Previously, Mr. Bannon served as President of BNY Hamilton Funds from 2003 to 2007, Trustee of Regis High School from 1997 to 2003, and Director of Shorewood Packaging Corporation from 1992 to 2000. Mr. Bannon holds a Chartered Financial Analyst (CFA) designation.

Experience, Qualifications, Key Attributes and Skills: Mr. Bannon has over 30 years of extensive investment, risk management and executive leadership experience, including service in senior investment, planning and finance positions as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon holds a Chartered Financial Analyst (CFA) designation. In addition, Mr. Bannon brings to the Company a wealth of experience overseeing corporate risk management and processes for risk detection, avoidance and mitigation, skills that are critical to his service on the Company’s Board of Directors and its Audit Committee.

Richard Grellier, age 60, has served on the Board of Directors of the Company since 2011. Since 2006, Mr. Grellier has been a Managing Director of Deutsche Bank Securities Inc., where he oversees capital market transactions, with a particular emphasis on REITs and real estate operating companies. He joined Bankers Trust, a predecessor to Deutsche Bank Securities Inc., in 1994. Prior to that position, Mr. Grellier was a project manager for a developer, builder and operator of hospitality-related projects in the New York Metropolitan area where he focused on waterfront development and construction. He previously served as a member of the Company’s Board of Consultants from 2002 to 2010. Mr. Grellier currently serves on the Board of Directors of Tilton School in Tilton, New Hampshire.

Experience, Qualifications, Key Attributes and Skills: Mr. Grellier brings to the Board over 30 years of real estate experience, including over 25 years as a real estate investment banker, specialized knowledge of the retail REIT sector and extensive experience in capital markets solutions. This experience, together with his educational background, has provided Mr. Grellier with the kinds of skills in risk management, strategic planning and capital markets that are valued by the Board, as well as the financial knowledge that is essential to his role on the Audit Committee.

Charles D. Urstadt, age 61, serves as Chairman of the Board of Directors. Mr. Urstadt has served on the Board of Directors of the Company since 1997 and as Vice Chairman from 2017 through December 2018. He is currently Chairman and President of Urstadt Property Company, Inc., a real estate investment corporation, which is not related to the Company. He joined Urstadt Property Company, Inc. in 1990. Mr. Urstadt has over 35 years of experience in the real estate business, including as Executive Director of Sales for Halstead Property LLC from 2007 to 2009, Executive Vice President of Brown Harris Stevens Inc. from 1992 to 2001 and Senior Vice President of Pearce, Urstadt, Mayer & Greer, Inc. from 1980 to 1989. Mr. Urstadt is currently Chairman of the Board of Trustees of the Ogden Museum of Southern Art in New Orleans and a Director of the Preservation Resource Center of New Orleans. Previously, he was a Chairman and Director of the Miami Design Preservation League and Chairman and member of the City of Miami Beach Planning Board. He has served as a Director of the Friends of Channel 13/WNET and member of the New York State Board for Historic Preservation. He is a licensed real estate broker in Florida, New York and Connecticut.

Experience, Qualifications, Key Attributes and Skills: Mr. Urstadt brings a wealth of real estate and business experience from his current position as Chairman and President of Urstadt Property Company, Inc. This real estate enterprise represents the culmination of over 35 years of experience in real estate sales and leasing brokerage, property management and corporate policy-making. Mr. Urstadt also brings to the Board his experience serving on a variety of private company boards. The Board draws on Mr. Urstadt’s experience and real estate acumen for insights into the real estate industry and for strategic direction on the Company’s operations.

Executive Officers Who are Not Directors

John T. Hayes, age 54, has served as Senior Vice President, Chief Financial Officer & Treasurer of the Company since 2008. From 2007 until his appointment as Chief Financial Officer, Mr. Hayes served as Vice President and Controller. Mr. Hayes has worked for more than 30 years in the real estate industry, first as a public accountant and then in private industry. Prior to joining the Company, he served as Corporate Controller for a privately owned developer and operator of large scale commercial laundromats in the U.S as well as a privately owned real estate developer of retail and office properties. Previously, Mr. Hayes practiced public accounting for 10 years in New York City with PKF, a regional certified public accounting firm specializing in the service of real estate clients.

Stephan A. Rapaglia, age 50, has served as Senior Vice President, Chief Operating Officer, Real Estate Counsel & Assistant Secretary since 2014. From 2012 to 2014, Mr. Rapaglia served as Senior Vice President, Real Estate Counsel and Assistant Secretary and as Vice President, Real Estate Counsel from 2008 to 2012. Prior to joining the Company, Mr. Rapaglia served in private practice for seven years, specializing in commercial real estate at major law firms. Mr. Rapaglia is a Member of the New York State Bar Association and has been designated Authorized House Counsel by the Connecticut Bar Examining Committee.

Miyun Sung, age 45, has served as Senior Vice President, Chief Legal Officer & Secretary since December 2017. From May 2016 to December 2017, Ms. Sung served as Senior Vice President, Chief Corporate Counsel & Secretary. Prior to joining the Company, Ms. Sung was Vice President, Corporate Counsel & Secretary of Finjan Holdings, Inc., a Nasdaq-listed software technology company, from March 2014 to June 2015, and practiced as a corporate and securities attorney at Hogan Lovells LLP for more than 10 years. Her other professional experiences include serving as senior in-house counsel for a Nasdaq-listed business intelligence software company earlier in her career. Ms. Sung is a Member of the New York State Bar Association and has been designated Authorized House Counsel by the Connecticut Bar Examining Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles, which we believe are essential to serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, the Board of Directors has adopted and maintains the following:

●	Corporate Governance Guidelines, which address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters

●	Code of Ethics for Senior Financial Officers

●	Code of Business Conduct and Ethics

Together with the Company’s Bylaws and the charters of the Board’s committees, these guidelines and policies provide the framework for governance of the Company. From time to time, we may revise these guidelines and policies and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.ubproperties.com under “Investors / Overview / Governance Documents” to view or obtain a copy of the current version of any of these documents.

Board Leadership Structure

The Board currently separates the positions of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer has overall responsibility for guiding the executive management team. The Chairman has responsibility for conducting all Board meetings and is the final authority on the agenda for all Board meetings. Charles D. Urstadt has been serving as Chairman since January 1, 2019, as Vice Chairman from September 2017 through December 2018 and as a director on the Board of Directors since 1997. Willing L. Biddle has been serving as Chief Executive Officer since July 2013, having previously served as President and Chief Operating Officer for seventeen years. He joined the Board of Directors in 1997.

Currently, the Company does not have a separate lead director position. All of the independent directors serve on the Governance Committee. The Board also relies on the Chairs of its committees, each of whom are independent, to provide additional leadership, and therefore believes that the leadership structure is appropriately balanced.

Pursuant to our Corporate Governance Guidelines and Governance Committee charter, each year, our Governance Committee evaluates the structure and composition of our Board of Directors, including the current leadership structure, and discusses its recommendations with the full Board.

Board Independence

Our Corporate Governance Guidelines require that at least a majority of our directors satisfy the independence requirements of the New York Stock Exchange (“NYSE”) listing standards, as well as comply with applicable SEC regulations. To adequately assess and ensure that at least a majority of our directors qualify as independent and each of the Audit Committee, Compensation Committee and Governance Committee is comprised solely of independent directors, the Board undertakes an annual review of the independence of all directors. In making its determinations regarding independence, the Board considers all facts and circumstances, including any business and other relationships between the Company and each of its directors. During the Board’s most recent assessment of director independence, it considered the following relationships: a market-rate lease for restaurant space at one of our shopping centers between the Company, as landlord, and McDonald’s Corporation, as tenant, for which Mr. Colley serves as franchisee; and financial services provided to the Company by Deutsche Bank, by whom Mr. Grellier is employed. In the case of Mr. Grellier, he does not receive any portion of the fees paid to Deutsche Bank by the Company, and he has been and will continue to be walled off both financially and otherwise from any transactions the Company may enter into with such company. Based upon its review, the Board of Directors determined that, other than Catherine U. Biddle, Willing L. Biddle and Charles D. Urstadt, all of its directors are independent, consistent with the Corporate Governance Guidelines.

Criteria for Membership on the Board of Directors; Nominations for Director

Each year, the Governance Committee oversees the Board and committee self-evaluation process and considers individuals for appointment, election or re-election to the Board. In identifying and evaluating individuals, the Governance Committee has the authority to consider candidates from a variety of sources, including existing members of the Board, new candidates proposed by management or other directors, as well as candidates that may be proposed by stockholders. The Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates, but has not retained one. After identifying and evaluating potential candidates, the Governance Committee then makes a recommendation to the Board regarding director appointments and nominations for election or re-election, taking into account the criteria set forth in the Director Candidate Guidelines, which are part of the Corporate Governance Guidelines.

Pursuant to the Director Candidate Guidelines, the Board of Directors believes that a candidate for election to the Board should possess the intelligence, education and experience necessary to make a significant contribution to the Board. In order to make such a contribution, a candidate should bring a range of skills and perspectives to the deliberations of the Board. While a candidate’s overall ability and experience will determine his or her suitability, the Governance Committee, which is responsible for identifying candidates and making recommendations to the Board, will examine the following minimum attributes and qualifications, which are set forth in the Director Candidate Guidelines included in the Corporate Governance Guidelines:

●	a candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;

●	a candidate’s willingness and ability to participate fully in Board activities, including active membership and attendance at Board meetings and, subject to the independence criteria established by the NYSE listing standards and applicable rules of the SEC, participation on at least one committee of the Board; and

●	a candidate’s willingness to represent the best interests of all of the Company’s stockholders and not just a particular constituency.

The Board has not adopted a numerical limit on the number of non-public company boards on which its directors may serve, but has adopted limits on the number of public company boards and committees on which a director may serve, as discussed below. Accordingly, the Governance Committee will consider the demands on a candidate’s time in selecting nominees. In addition, the Governance Committee will take into consideration such other factors as it deems appropriate, including:

●	a candidate’s experience in real estate, business, finance, accounting rules and practices, law and public relations;

●	a candidate’s management experience, judgment, skill and experience with businesses and organizations comparable to the Company;

●	the appropriate size and diversity of the Company’s Board of Directors; and

●	the needs of the Company with respect to the particular talents and experience of its directors and the interplay of the candidate’s experience with that of other Board members.

In considering diversity in selecting director nominees, the Governance Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by improving the experience, qualifications, key attributes and skills represented by the members of the Board. The Company requires that at least a majority of its directors satisfy the independence criteria established by the NYSE and any applicable SEC rules, as they may be amended from time to time. In addition, the Governance Committee will consider the financial literacy and financial background of nominees to ensure that the Board has at least one “audit committee financial expert” on the Audit Committee and that Board members who might serve on the Audit Committee satisfy the financial literacy requirements of the NYSE. The Governance Committee believes it appropriate for at least one key member of the Company’s management to participate as a member of the Board.

Stockholders can suggest qualified candidates for director by writing to the Company’s Secretary at 321 Railroad Avenue, Greenwich, CT 06830. Submissions that comply with the requirements set forth in Section 2.04 of the Company’s Bylaws will be forwarded to the Chair of the Governance Committee for review and consideration. Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to the Company certain information concerning themselves and their stockholder proposal or director nomination, as specified in the Bylaws, not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day after public disclosure of the date of such meeting. A copy of our Bylaws is available on the Company’s website under “Investors / Overview / Governance Documents” at www.ubproperties.com. It may also be obtained by sending a written request to the Company at the attention of the Secretary. See also “Other Matters” in this Proxy Statement for dates currently applicable for submissions for the 2022 annual meeting of stockholders. Failure to comply with the timing and informational requirements set forth in the Company’s Bylaws will result in such proposal or director nomination not being considered at the annual meeting.

The Committee will consider all candidates for director nominated by a stockholder in accordance with the Company’s Bylaws, policies and applicable laws in the same manner that it considers any other candidate.

Service on Other Boards

The Company recognizes that its members may benefit from service on the boards of other companies. Accordingly, the Company places no specific limits on the number of non-public company directorships an individual member of the Board may hold. However, because of the heightened demands of serving on a public company board, the Company’s Corporate Governance Guidelines provide that a director should not sit on more than four public company boards (including the Company) or serve on the audit committees of more than three public companies (including the Company), and if a director is the CEO of a public company other than the Company, he or she would be subject to a limit of three (including the Company) public company boards. The Company’s CEO should not sit on more than two public company boards (including the Company). Service on the boards of a series of mutual funds, ETFs or similar funds, whether open-end or closed-end, that are controlled (i.e. >50% ownership) by the same parent would be considered service on one board. The Corporate Governance Guidelines provide, moreover, that each director must dedicate sufficient time to service on the Board and in considering nominees for election and re-election, the Board takes into account the other demands on the time of a candidate and, with respect to current members of the Board, their attendance at, preparedness for and participation in Board and committee meetings. Therefore, on a case by case basis, it may be appropriate for the Board to impose further restrictions on outside board service.

Committees of the Board of Directors

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Executive Committee. The current members of our committees are as follows:

Nominating &
Corporate
	Audit	Compensation	Governance	Executive
	Committee	Committee	Committee	Committee
Willing L. Biddle				✓
Kevin J. Bannon*	✓		Chair
Catherine U. Biddle				✓
Noble O. Carpenter, Jr.*		✓	✓
Bryan O. Colley*		Chair	✓
Richard Grellier*	✓		✓
Robert J. Mueller*	Chair		✓	✓
Willis H. Stephens, Jr.*		✓	✓
Charles D. Urstadt				✓
____________________

*	Independent

The Board of Directors has determined that each of Messrs. Mueller, Bannon and Grellier meets the standards of an “Audit Committee Financial Expert” as that term is defined under Item 407(d) of Regulation S-K. Each member of the Audit Committee is financially literate, as required by the NYSE.

Audit Committee

The Audit Committee consists of three independent directors, each of whom is independent as defined in the listing standards of the NYSE and meets other standards and requirements set forth in the Corporate Governance Guidelines. The Audit Committee operates pursuant to a written charter that is reviewed annually. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary duties are to:

●	monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls over financial reporting;

●	monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing;

●	monitor the independence and performance of the Company’s independent auditor and internal auditing function;

●	provide an avenue of communication among the Board, the independent auditor, management and persons responsible for the internal audit function; and

●	prepare the Report of Audit Committee, as required by applicable securities regulations.

The Audit Committee has sole authority and direct responsibility for the appointment, retention, oversight and, when appropriate, termination of the independent auditor of the Company. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of the independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor, consistent with applicable rules and regulations. In addition, in conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of the independent auditor’s new lead engagement partner.

The Audit Committee reviews with management and the independent auditor the Company’s quarterly financial statements and internal accounting procedures and controls, and reviews with the independent auditor the scope and results of the auditing engagement. See “Report of Audit Committee” set forth in this Proxy Statement for a further description of the Audit Committee’s responsibilities. Additional rights and responsibilities are set forth in the Audit Committee’s written charter.

Compensation Committee

The Compensation Committee consists of three independent directors, each of whom is independent as defined in the listing standards of the NYSE and meets other standards and requirements set forth in the Corporate Governance Guidelines. The Compensation Committee operates pursuant to a written charter that is reviewed annually. Key responsibilities of the Compensation Committee include:

●	reviewing the Company’s overall compensation strategy to ensure that it promotes stockholder interests and supports the Company’s strategic objectives;

●	reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing the compensation of the Company’s Chief Executive Officer;

●	reviewing and recommending to the Board compensation for directors and non-CEO executive officers;

●	administering the Company’s Amended and Restated Restricted Stock Award Plan and approving bonus or cash incentive plans used to compensate officers and other employees; and

●	reviewing and discussing with management the Compensation Discussion and Analysis and preparing the Compensation Committee Report, as required by applicable securities regulations.

The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant and other advisors in the discharge of its duties. Additional rights and responsibilities are set forth in the Compensation Committee’s written charter.

For a description of the role performed by executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Governance Committee consists of six independent directors, each of whom is independent as defined in the listing standards of the NYSE and meets other standards and requirements set forth in the Corporate Governance Guidelines. The Governance Committee operates pursuant to a written charter that is reviewed annually and was approved by the Board. All of the independent directors serve on the Governance Committee. The principal responsibilities of the Governance Committee are to:

●	establish criteria for Board membership and selection of new directors;

●	recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new directors;

●	develop and recommend a set of corporate governance principles and evaluate compliance by management and the Board with those principles, ethics standards and its code of conduct;

●	review the Company’s insider trading policy;

●	develop and periodically review succession planning for the Chief Executive Officer, with the assistance of the Chief Executive Officer and other members of the Board; and

●	oversee an annual evaluation of the performance of the Board of Directors and each of its chartered committees.

The Governance Committee has sole authority to select and retain, terminate and approve the retention terms of any consultant or search firm to be used in identifying director candidates. Additional rights and responsibilities are set forth in the Governance Committee’s written charter.

Executive Committee

The Executive Committee consists of four directors. In general, the Executive Committee is convened only if timely attention to a transaction or matter makes calling a meeting of the Board of Directors not feasible or difficult. The Executive Committee may exercise such powers of the directors between meetings of the directors as may be delegated to it by the directors (except for certain powers of the directors which may not be delegated).

Meetings of the Board of Directors and its Committees; Director Attendance

Pursuant to our Corporate Governance Guidelines, the Board is required to hold a minimum of four quarterly meetings per year. Directors are expected to attend substantially all meetings of the Board and meetings of the committees of the Board on which they serve. During the fiscal year ended October 31, 2020, the Board held seven meetings, in addition to actions by unanimous written consent.

Pursuant to their committee charters, each of the Compensation Committee and Governance Committee is required to meet at least once per year, and the Audit Committee is required to meet at least quarterly. The Executive Committee only meets on an as needed basis. During the fiscal year, the Audit Committee held five meetings, the Compensation Committee held one meeting, the Governance Committee held one meeting and the Executive Committee held one meeting.

Each director attended 100% of the meetings held by the Board of Directors and committees of which such director was a member.

The Company encourages, but does not require, that members of its Board of Directors attend the annual meeting of stockholders. Due to the COVID-19 pandemic, in particular the rapidly escalating number of COVID-19 cases in the metropolitan New York City area at that time, none of the Company’s then current directors, other than Willing L. Biddle, attended the Annual Meeting of Stockholders held on March 18, 2020.

Executive Sessions

The Chair of the Governance Committee presides over all executive sessions of the independent directors. The independent directors of the Company met three times in executive session in 2020. Mr. Bannon, Chair of the Governance Committee, presided over the meetings.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. The Audit Committee regularly reviews and discusses the Company’s policies and procedures with respect to risk assessment generally and specifically financial risk exposures, including risks associated with liquidity, interest rates, credit, operations and other matters, as well as internal controls over financial reporting. The Audit Committee’s review of internal controls includes the policies, processes and controls that management has implemented to address cybersecurity risk. As part of this process, management reports on recommendations made by third-party advisors. The Audit Committee also oversees risks related to the Company’s policies concerning the whistleblower process, the code of ethics for senior financial officers and the code of business conduct and ethics. The Compensation Committee oversees risks related to the Company’s policies concerning executive compensation and compensation generally. The Governance Committee oversees risks related to the Company’s policies regarding related party transactions and insider trading, among other things.

Each committee reports regularly to the Board to facilitate the Board’s risk oversight. The Board also receives reports directly from senior officers who may be involved on a more regular basis with specific risk issues.

Code of Ethics for Senior Financial Officers; Code of Business Conduct and Ethics

We have adopted a Code of Ethics for Senior Financial Officers (the “Code of Ethics”). The Code of Ethics applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller and is intended to promote honest and ethical conduct, promote proper disclosure in the Company’s periodic reports, promote compliance with applicable laws, rules and regulations, promote prompt reporting of violations, and promote accountability to the Code of Ethics by the Company’s senior officers who have financial responsibilities, among other things. We intend to satisfy the disclosure requirements under the Securities and Exchange Act of 1934, as amended, regarding an amendment to or waiver from a provision of our Code of Ethics by posting such information on our web site.

We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors that is similarly designed to promote ethical conduct. We intend to satisfy the disclosure requirements under NYSE listing standards regarding any waiver for a director or executive officer from a provision of our Code of Business Conduct and Ethics by posting such information on our web site.

Policy Regarding Stock Ownership

The Company believes that it is in the best interest of the Company and its stockholders to align the financial interests of executives and directors with those of the Company’s stockholders. Therefore, the Board of Directors has adopted minimum stock ownership guidelines as follows:

●	CEO must hold shares equal in value to at least five times (5x) his/her annual base salary.

●	Chairman must hold shares equal in value to at least three times (3x) his/her annual base salary.

●	Each executive officer (other than the CEO and Chairman) must hold shares equal in value to at least two times (2x) his/her annual base salary.

●	Each non-employee director must hold shares equal in value to at least two times (2x) his/her annual cash retainer (exclusive of fees for committee service).

The value of such holdings is measured at the end of the fiscal year based on the average closing price of a share of the Company’s stock at the end of each quarter for such fiscal year.

Directors and executive officers may satisfy their ownership requirements with Common Stock or Class A Common Stock in these categories:

●	Shares beneficially owned directly or indirectly (e.g. by a spouse or trust)

●	Time-vesting, but yet unvested, shares of restricted stock granted by the Company

●	Shares held in a 401(k) plan

Directors and executive officers must achieve ownership of the applicable stock ownership threshold within 36 months of joining the Company. Non-employee directors and executive officers who have not achieved the applicable stock ownership threshold may not sell any shares and must hold all net-settled shares (after payment of withholding taxes and transaction costs) of restricted stock granted by the Company until he or she meets the applicable stock ownership threshold.

Policy Prohibiting Hedging of Company Stock

We have adopted a Policy Regarding Transactions in Company Stock that prohibits directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship, from buying or selling Company securities while in possession of material non-public information. In addition, the policy, among other things, prohibits directors, officers, employees and other insiders from establishing short positions and hedging transactions, including through prepaid variable forwards, equity swaps, collars and exchange funds.

Environmental, Social and Governance (“ESG”) Initiatives

Our Board has adopted Corporate Responsibility Policies and Practices addressing environmental stewardship, social responsibility and ethics & governance that we believe create long-term value for our stockholders, while serving our communities, investing in our people and positively impacting the environment. Our Board of Directors exercises oversight over these matters and discusses them at least once annually. Our Corporate Responsibility Policies and Practices are available on our website.

Environmental Initiatives

We seek to improve our properties in ways that provide additional ancillary revenue or value, while benefiting the environment and communities in which we have a presence. For example, we have a robust renewable energy program, pursuant to which we have placed solar panel installations on the roofs of many of our shopping centers and are working on additional installations. We have also installed electric vehicle charging stations at a number of our properties, which we believe will not only benefit the environment but enhance customer experience at our shopping centers. Other initiatives include converting incandescent and florescent lighting to LED at various properties and upgrading parking lot lighting systems to operate more efficiently. While we are committed to environmental responsibility, we also believe that these initiatives need to be financially feasible and beneficial to the Company, which may require that these projects be completed over a period of time. We will continue to seek financially responsible opportunities to reduce our carbon footprint and lower our energy usage, while improving the value of our properties.

Social Responsibility: Human Capital & Communities

We believe that our employees are one of our greatest resources. In order to attract and retain high performing individuals, we are committed to partnering with our employees to provide opportunities for their professional development and promote their well-being. To that end, we have undertaken various initiatives, including the following:

●	providing department-specific training, access to online training seminars and opportunities to participate in industry conferences, as well as “Urstadtversity,” a company-wide training program that educates employees about various aspects of the real estate business through a regular speaker series;

●	introducing the next generation of real estate leaders through internship programs;

●	providing annual reviews and regular feedback to assist in employee development and providing opportunities for employees to provide suggestions to management and safely register complaints;

●	providing family leave, for example, for the birth or adoption of a child, as well as sick leave, that exceed minimum regulatory requirements;

●	focusing on creating a workplace that values employee health and safety, and to that end providing expanded paid sick leave during the COVID-19 pandemic;

●	committing to the full inclusion of all qualified employees and applicants and providing equal employment opportunities to all persons, in accordance with the principles and requirements of the Equal Employment Opportunities Commission and the principles and requirements of the Americans with Disabilities Act; and

●	appreciating the many contributions of a diverse workforce, understanding that diverse backgrounds bring diverse perspectives, resulting in unique insights.

We also believe in being a good neighbor, partnering with community leaders and non-profits to promote community-building events, through sponsorship and/or by donating the temporary use of our properties, many of which serve as critical hubs for basic neighborhood activities. During the continuing COVID-19 pandemic, our shopping centers have played critical roles in serving the surrounding neighborhoods. We have also played a small part in enhancing the safety of our customers during these unsettling times by quickly rolling out curbside pickup at many of our shopping centers. In addition, we donated the use of one of our shopping center parking lots for critical drive-through COVID-19 testing. We contribute to the local economy by partnering with local contractors on local projects when possible.

Governance

We are committed to operating our business in accordance with the highest moral, legal and ethical standards, as set forth in our Code of Business Conduct and Ethics and other key policies. Just as we are stewards of the environment and bear social responsibilities to our employees and communities, we are fiduciaries to our stockholders. To that end, we have implemented policies, procedures and best practices as discussed elsewhere in this proxy statement.

Contacting the Board of Directors

Stockholders and other interested parties who desire to contact the Company’s Board of Directors or any individual director may do so by writing to: Board of Directors, c/o Secretary, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830. The Board has instructed our Secretary to promptly forward all such communication to the specified addressees thereof.

Stockholders and other interested parties also may direct communications solely to the independent directors of the Company, as a group, by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above.

In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

See also penultimate paragraph under “Criteria for Membership on the Board of Directors; Nominations for Directors” for instructions on how stockholders may contact the Company regarding director nominations.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

Our consolidated financial statements for the year ended October 31, 2020 have been audited by PKF O’Connor Davies, LLP (“PKF”), who served as our independent registered public accounting firm for the last fiscal year. PKF was first retained as our independent registered public accounting firm in fiscal year 2006 and has served in such capacity since then.

The Audit Committee believes that the continued retention of PKF to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and has appointed PKF to serve as our independent registered public accounting firm for the year ending October 31, 2021.

We have been advised by representatives of PKF that they will be present (virtually) at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives also will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of PKF to the stockholders for ratification as a matter of good corporate practice.

The affirmative vote of the holders of not less than a majority of the votes cast on this proposal at the Annual Meeting, in person (virtually) or by properly executed proxy, subject to quorum requirements, will be required to ratify the appointment of PKF as the independent registered public accounting firm of the Company. If the stockholders fail to ratify the appointment of PKF, the Audit Committee may reconsider the appointment and may retain PKF or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
PKF O’CONNOR DAVIES, LLP AS THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM OF THE COMPANY.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The SEC requires disclosure of the fees billed by the Company’s independent registered public accounting firm for certain services. For the fiscal year ended October 31, 2020, PKF served as the Company’s independent registered public accounting firm. The following table sets forth the aggregate fees billed by PKF during the fiscal years ended October 31, 2020 and 2019 respectively.

	Fiscal Year Ended October 31, 2020	Fiscal Year Ended October 31, 2019
Fees Billed:
Audit Fees	$415,250	$408,125
Audit-Related Fees	$4,750	$27,375
Tax Fees	$92,250	$69,200
All Other Fees	$0	$0
Total	$512,250	$504,700

Audit Fees include amounts billed to the Company related to the audit of the consolidated financial statements of the Company and for quarterly reviews for that year. For the fiscal years ended October 31, 2020 and October 31, 2019, respectively, these amounts included $318,500 and $314,125 for the audit and quarterly reviews of the Company’s financial statements and $96,750 and $94,000 for the audit of the effectiveness of the Company’s internal controls over financial reporting.

Audit-Related Fees include amounts billed to the Company for services rendered in connection with required reviews performed in connection with registration statements and significant property acquisitions during the year.

Tax Fees include amounts billed to the Company primarily for tax planning and consulting, tax compliance and a review of federal and state income tax returns for the Company and its consolidated joint ventures.

All Other Fees include fees for all other services provided by PKF, other than the services reported above as Audit Fees, Audit-Related Fees or Tax Fees. There were no amounts billed or incurred related to other fees in the fiscal years ended October 31, 2020 or 2019, respectively.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to review and pre-approve any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. During the fiscal year ended October 31, 2020, the Audit Committee approved, prior to engagement, all audit and non-audit services provided by the Company’s independent registered public accounting firm and all fees to be paid for such services. The Audit Committee has pre-approved all audit services to be provided by the Company’s independent registered public accounting firm related to reviews of the Company’s quarterly financial reports on Form 10-Q and audit of the Company’s Annual Report on Form 10-K for the year ending October 31, 2021, as well as services related to the review of federal and state income tax returns for the Company and its consolidated joint ventures. All other services will be considered and pre-approved on an individual basis.

Fees Paid in Connection with Internal Audit Services

In addition to the fees enumerated above that were paid to the Company’s independent registered public accounting firm during the year ended October 31, 2020, the Company incurred fees of approximately $178,855 to Berdon LLP for internal audit services.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors consists of the three directors listed below. Each of the members of the Audit Committee is independent, as such term is defined by the listing standards of the NYSE.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. PKF, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP.

During the last year, the Audit Committee met regularly with, and received periodic updates from, management, PKF, the Company’s independent registered public accounting firm, and Berdon LLP, which provided internal audit services to assist management in the maintenance of an effective system of internal controls over financial reporting. The Audit Committee reviewed PKF’s “Report of Independent Registered Public Accounting Firm” included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements, and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020. This review included a discussion with the independent registered public accounting firm of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm according to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether (and determined that) the provision by PKF of the services described above under “Fees Billed by Independent Registered Public Accounting Firm” is compatible with PKF’s independence from both management and the Company.

In reliance upon the review and discussions referred to above and the report of PKF, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2020, for filing with the SEC.

Among its responsibilities, the Audit Committee has sole authority to retain, set the terms of engagement of, evaluate and, when appropriate, replace the independent registered public accounting firm and persons responsible for the Company’s internal audit function. As described in Proposal 2 in this Proxy Statement, the Audit Committee has appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. PKF was first retained as the Company’s independent registered public accounting firm in fiscal year 2006 and has served in such capacity since then. The Audit Committee is directly involved in the evaluation of the new lead audit partner upon lead audit partner rotation. During the fiscal year ended October 31, 2020, the Audit Committee also engaged Berdon LLP, certified public accountants and advisors, to provide internal audit services for the Company. The Audit Committee has not yet engaged anyone to provide internal audit services in 2021.

Audit Committee:

Robert J. Mueller, Chairman
Kevin J. Bannon
Richard Grellier

This report does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding the Company’s equity compensation plans as of October 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	N/A	(1)	N/A	(1)	890,975
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	N/A		N/A		890,975
____________________

(1)	The Company only grants restricted stock under its Restricted Stock Plan, which restricted stock are issued and outstanding at grant, subject to vesting over time.

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion of the Company’s compensation program for Willing L. Biddle, Chief Executive Officer, John T. Hayes, Chief Financial Officer, Charles D. Urstadt, Chairman, Stephan Rapaglia, Chief Operating Officer, and Miyun Sung, Chief Legal Officer, being the only persons who served as executive officers (collectively, the “named executive officers” or “NEOs”) as of the end of the fiscal year ended October 31, 2020 (“fiscal year 2020”).

Executive Summary

We believe our executive compensation policies and procedures are focused on long-term performance principles and are closely aligned with stockholder interests. Our executive compensation program is also designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to both company and individual performance and by encouraging executive stock ownership so that a portion of each executive’s compensation is tied directly to stockholder value. Moreover, we believe our compensation program has been instrumental in allowing us to retain key executives and recruit new ones. The balance of this Compensation Discussion and Analysis describes the policies that underlie the Company’s executive compensation program, the manner in which the program operates, and the decisions made in fiscal year 2020, as well as the subsequent period, in support of the program, along with their supporting rationale.

Objectives

The Company’s executive compensation program is designed to accomplish the following key objectives:

●	Attract and retain high caliber individuals who possess the skills and expertise required to lead the Company – We believe that having an executive team with the right skills and experience is critical for the Company’s growth and success. To that end, the Company’s executive compensation program strives to remain sufficiently competitive, with an emphasis on long-term equity-based compensation, while remaining cognizant of stockholder value and Company needs.

●	Align compensation with corporate strategy, business objectives and the long-term interests of stockholders – We strive to create and emphasize a pay-for-performance culture to drive the creation of stockholder value. Generally, of the three main elements of our executive compensation program – base salary, annual cash bonuses and long-term equity incentives – the only element that is “fixed” is base salary. Consistent with this framework, we believe that it is important to reward both Company and individual specific performance. We believe such a focus on Company and individual performance directly rewards our executive team for creating, sustaining and, more importantly, increasing stockholder value.

●	Create an incentive to increase stockholder value by providing a significant percentage of compensation in the form of equity awards – As a further reinforcement of our overall philosophy to maximize stockholder value, we typically make annual equity grants to our executives and other employees, if performance warrants, including to the NEOs, in order to create symmetry between their interests and those of our stockholders and to serve as a retention tool. In addition, the Company has adopted a Policy Regarding Stock Ownership, which requires executives and directors to hold Company shares equal in value to specified multiples of such individual’s base salary or annual cash retainer.

●	Offer the right balance of long-term and short-term compensation and incentives to retain talented employees – While we do not currently have a formal policy regarding long-term versus currently paid compensation or cash versus non-cash compensation, we believe that all elements are necessary for achieving our compensation objectives. Currently paid cash compensation provides financial stability for each of our NEOs and immediate reward for superior Company and individual performance, while long-term equity compensation rewards achievement of strategic long-term objectives and contributes towards overall stockholder value.

Fiscal Year 2020 Performance

In assessing Company and management performance in fiscal year 2020, we considered both the execution of our planned strategy and our execution of a prompt plan of action in response to the unique circumstances of fiscal year 2020 in the form of the COVID-19 pandemic. In terms of executing on our planned strategy, in fiscal year 2020, we:

●	redeemed all of the outstanding shares of our Series G Cumulative Preferred Stock for $25 per share with proceeds from the sale of our Series K Cumulative Preferred Stock in October 2019, replacing the higher coupon Series G Cumulative Preferred Stock with the lower coupon Series K Cumulative Preferred Stock;

●	closed on the sale of a non-shopping center property located in Bernardsville, NJ and the sale of a non-shopping center property in Carmel, NY, neither of which met our investment objects;

●	redeemed an aggregate of 9,000 units of UB New City I, LLC from the non-controlling member, increasing our ownership percentage of New City increased to 84.3% from 78.2%, and 23,829 units of UB High Ridge, LLC from the non-controlling member, increasing our ownership percentage of High Ridge to 14.2% from 13.3%; and

●	executed on a plan to re-develop our Pompton Lakes Town Square property, 63,000 square foot space of which had remained vacant since A&P supermarket’s bankruptcy in 2015, by obtaining designation of the property as a redevelopment area, subsequently obtaining various government approvals for development of a 50,000 square foot, multi-story self-storage facility and 4,000 square feet of additional retail, and entering into a contract to sell a 29,000 square foot portion of the property to Lidl, allowing us to create value for the remaining in-line portion of the shopping center.

Equally as important was the Company’s response to the COVID-19 pandemic, which has had a significant impact on the global economy, the U.S. economy, the economies of the local markets throughout the northeast region in which our properties are located, and the broader financial markets. At various points during the pandemic, the tri-state area of Connecticut, New York and New Jersey was subject to restrictions on travel, reduced business capacity orders, social distancing guidelines and other containment measures designed to reduce the spread of COVID-19. For these and other reasons, similar to other retail landlords across the United States, we received requests for rent relief from a number of tenants, experienced difficulties in collecting contractual rent and faced various leasing challenges, particularly in the early months of the pandemic. In the face of such challenges, we took proactive measures to strengthen our long-term business prospects and manage the impact of COVID-19 on our operations and liquidity, including the following:

●	We were in regular communication with our tenants, providing assistance in identifying local, state and federal resources that may be available to support their businesses and employees during the pandemic. We compiled a robust set of tenant materials explaining the Coronavirus Aid, Relief, and Economic Security Act of 2020 and other programs, posting them to the tenant portal of our website and disseminating them by e-mail to all of our tenants. Each of our tenants was also assigned a leasing agent to whom the tenant could turn with questions and concerns during these uncertain times.

●	For hundreds of our tenants who requested additional assistance in the form of rent deferrals or abatements, we evaluated each request on a case-by-case basis to determine the best course of action, recognizing that in many cases some type of concession may be appropriate and beneficial to our long-term interests. In evaluating these requests, we considered many factors, including the tenant’s financial strength, the tenant’s operating history, potential co-tenancy impacts, the tenant’s contribution to the shopping center in which it operates, our assessment of the tenant’s long-term viability, the difficult or ease with which the tenant could be replaced, and other factors. In a short amount of time, we performed numerous tenant analyses and processed hundreds of lease amendments, with the goal of enhancing the long-term prospects of our tenants and preserving the long-term viability and success of our properties.

●	We launched a program designating dedicated parking spots for curbside pick-up at many of our shopping centers for use by all tenants and their customers, assisted restaurant tenants in securing municipal approvals for outdoor seating, and have been assisting tenants in many other ways to improve their business prospects.

●	To enhance our liquidity position and maintain financial flexibility, we borrowed $35 million under our Unsecured Revolving Credit Facility during March and April 2020. We also reduced our third quarter dividend levels in order to, among other things, conserve cash. We then raised our fourth quarter dividend level, albeit to a level that is still less than pre-pandemic levels, once the Company determined that it would be prudent to do so.

●	We took proactive measures to manage costs, including reducing, where possible, our common area maintenance spending.

●	We continued to negotiate and execute lease renewals for existing tenants, negotiate and execute new leases, and complete tenant build-outs in a timely manner, successfully delivering two new grocery anchor spaces, as well as many other spaces both large and small.

We were able to achieve the above while prioritizing employee safety. We adapted our operations to protect employees, including by implementing a work-from-home policy in March 2020, which worked seamlessly, with no disruption in our service to tenants and other business partners. On May 20, 2020, in response to a change in the State of Connecticut’s mandates, we re-opened our office at less than 50% capacity, with employees encouraged to continue working from home when feasible consistent with business needs.

Notwithstanding these unique challenges in fiscal year 2020, we believe our long-term strategy of focusing on community and neighborhood shopping centers, anchored principally by regional supermarkets, pharmacy chains or wholesale clubs, has been validated during the COVID-19 pandemic. We believe the nature of our properties makes them less susceptible to economic downturns than other retail properties whose anchor tenants do not supply basic necessities. During normal conditions, we believe that consumers generally prefer to purchase food and other staple goods and services in person, and even during the COVID-19 pandemic, our supermarkets, pharmacies and wholesale clubs generally posted strong in-store sales. Moreover, most of our grocery stores also implemented or expanded curbside pick-up or partnered with delivery services to cater to the needs of their customers during this pandemic. We also believe that our policy of maintaining a conservative capital structure with low leverage levels by commercial real estate standards has also been validated, with the Company taking a relatively smaller draw on its Unsecured Revolving Credit Facility compared to many of its peers.

Process for Determining Executive Compensation

The Compensation Committee, which is composed entirely of independent directors, has primary responsibility for oversight of the Company’s compensation program. Compensation decisions are generally made in December, following the end of the applicable fiscal year ending October 31st, and any adjustments to base salaries typically become effective January 1st.

As more fully described under “Corporate Governance and Board Matters,” the Compensation Committee’s responsibilities include reviewing the Company’s overall compensation strategy to ensure that it promotes stockholder interests and supports the Company’s strategic objectives, reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing compensation for the Chief Executive Officer.

Each of the NEOs receives a base salary which is evaluated annually, as well as an annual cash bonus, if the Company and individual’s performance warrant such bonus. The base salary and annual cash bonus of the Chief Executive Officer is determined by the Compensation Committee. While the Chief Executive Officer provides input on his own performance and compensation, the determination is made by the Compensation Committee in executive session. In making recommendations on the salaries of the other NEOs, the Compensation Committee relies heavily on input and recommendations from the Chief Executive Officer, understanding that, since the Chief Executive Officer has daily interaction with the other NEOs, he is well situated to provide valuable insight regarding the respective contributions of all members of the executive management team. The Compensation Committee’s recommendations regarding base salaries for all NEOs (other than the CEO) are submitted to the Board of Directors for final approval.

Similarly, the Compensation Committee determines the long-term incentive awards for the Chief Executive Officer, and, with input from the Chief Executive Officer, makes recommendations to the Board of Directors regarding similar awards for the other NEOs. The determinations regarding equity grants are typically made in December, during the first quarter of the Company’s fiscal year, with the actual grant made on a pre-determined date in January. However, special considerations, such as a new hire, promotion or special circumstances, could warrant different timing. The Compensation Committee reviews the overall pool of equity grants and individual employee grant recommendations, but the Chief Executive Officer, as a committee of the Board, is given discretionary authority to allocate the specific grants to employees other than the NEOs.

Use of Compensation Consultants

Annually, the Compensation Committee considers whether it would be advantageous to engage an independent consultant to advise the Company on matters involving executive compensation, and every few years it solicits fee proposals and engagement terms from potential independent consultants. At its meeting in December 2020, the Compensation Committee again considered this issue, and after thoughtful deliberation, taking into account, among other things, the cost of an independent consultant and the availability of alternative resources, the Compensation Committee determined not to engage an independent compensation consultant.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of five key elements:

●	Base Salaries

●	Annual Cash Bonuses

●	Long-Term Equity Incentives

●	Benefits and Other Compensation

●	Termination Benefits in the Event of a Change in Control

Base Salaries

Base salaries for the NEOs other than the Chief Executive Officer are intended to be competitive with base salaries of executive positions of comparable responsibility with similarly sized REITs that the Compensation Committee believes are representative of the companies against which the Company competes for executive talent. With respect to the Chief Executive Officer, the Company places much greater emphasis on long-term equity incentives tied to the long-term performance of the Company. The base salary for the Chief Executive

Officer represents less than 20% of his total compensation, which means that more than 80% of his total compensation is at risk. Similarly, for the Chief Financial Officer, Chief Operating Officer and Chief Legal Officer, base salary represents less than 40% of total compensation.

In December 2019, the 2020 base salaries for Willing L. Biddle, John T. Hayes, Charles D. Urstadt, Stephan Rapaglia and Miyun Sung were set at $401,900, $290,000, $104,000, $290,000 and $260,000, respectively, reflecting increases in the range of $4,000 - $30,000 for each executive. In making these base salary adjustments, the Compensation Committee considered cost of living adjustments and market expectations for specific positions, reviewing public compensation data reported by other retail REITs.

In December 2020, the 2021 base salaries for Willing L. Biddle, John T. Hayes, Charles D. Urstadt, Stephan Rapaglia and Miyun Sung were set at $411,900, $297,300, $106,600, $297,300 and $266,500, respectively, reflecting an inflationary increase of approximately 2.5% for each executive. In limiting base salary adjustments to a 2.5% inflationary increase, the Compensation Committee considered the continuing uncertainty of the COVID-19 pandemic, while also acknowledging the additional demands being made on executive officers to help navigate the company through these unprecedented circumstances.

Annual Cash Bonuses

The Company believes that incentive compensation should be structured to include some short-term rewards, in the form of annual cash bonuses, even as it focuses more heavily on long-term equity compensation. While annual cash bonuses are not tied to specific, pre-established performance targets, they are designed to reward performance and provide incentive to selected individuals to help the Company attain longer-term goals, by providing more immediate markers towards such longer-term goals. Annual bonuses are considered by the Compensation Committee following the close of each fiscal year and are paid during the next quarter. The Compensation Committee has not established limits on the amount of annual cash bonuses, but typically cash bonuses have not been a significant percentage of an individual’s base compensation. The Compensation Committee believes that short-term rewards in the form of cash bonuses to NEOs generally should reflect short-term results that contribute towards longer-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the NEO’s responsibilities and valuing special contributions by each such individual.

With respect to the Chief Executive Officer, greater emphasis is placed on the performance of the Company. In evaluating performance of the Company annually, the Compensation Committee considers, in the aggregate, a variety of financial, operational and strategic factors, including, among others, net income, funds from operations (FFO), growth in the assets of the portfolio, amount of space under lease, overall leasing success, management of risk and total return to stockholders, as well as achievement of strategic objectives and goals that may be more difficult to quantify. See the Company’s Annual Report for information on how the Company calculates and defines some of these financial measures, including FFO, a non-GAAP measure. As described in the discussion that follows concerning long-term incentive compensation, the Compensation Committee declines to use specific performance formulas, believing that with respect to Company performance, such formulas do not adequately account for many factors including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Compensation Committee of a wide range of management and leadership skills of each of the NEOs.

The Summary Compensation table below includes bonuses paid to the NEOs with respect to performance in fiscal year 2020. In making the awards, the Compensation Committee considered the factors cited above under “Executive Summary” and “Fiscal Year 2020 Performance,” as well as individual contributions and performance. Such payments were made in December 2020 and reflect the Compensation Committee’s assessment of the individual’s performance and the Company’s results for fiscal year 2020. As reflected in the Summary Compensation Table, the Compensation Committee or Board, as applicable, awarded Willing

L. Biddle a bonus of $100,000 and for John T. Hayes, Charles D. Urstadt, Stephan Rapaglia and Miyun Sung bonuses of $50,000, $10,000, $50,000 and $40,000, respectively, reflecting the Company’s performance as discussed in “Fiscal Year 2020 Performance,” as well as each NEO’s individual contributions towards these achievements.

Long-Term Equity Incentives

Of the five elements of the Company’s executive compensation program, the Company places the greatest emphasis on equity incentives designed to both reward and focus management’s attention on the long-term performance and profitability of the Company. This is accomplished through grants under the Company’s Amended and Restated Restricted Stock Award Plan (the “Plan”), thus providing the Company’s key executives with a direct incentive to improve the Company’s performance and enhance stockholder value.

The Plan provides that the recipient does not become vested in restricted stock until after a specified time after it is issued. The Compensation Committee determines the vesting period, which may range between five and ten years after the date of grant for NEOs. The vesting period is typically nine years for the CEO and five years for the other NEOs. The Compensation Committee recognizes that such time frames may be comparatively long when measured against similar types of incentive awards for executives of other companies, but believes that awards that vest after five or more years, and which become vested only at the end of their terms, and not ratably over their terms, better reflect the longer term outlook of a real estate focused company and also better link the individual rewards to successful development and implementation of long-term growth strategies that will benefit all stockholders. Non-executive employee grants range from three to five years, based on the size of the grant. Unless an exception is approved by the Compensation Committee, if the executive leaves the Company prior to the end of the vesting period, other than by Retirement (or, in some cases, involuntary termination), death or disability, unvested stock is forfeited. The Company believes that the restricted stock awards serve as both a reward for performance and a retention device for key executives and help to align their interests with all stockholders.

In determining long-term equity compensation, the Compensation Committee does not use an established formula or focus on a specific performance target. The Compensation Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing retail and real estate markets and other factors, may contribute to less favorable near-term results, even when sound strategic decisions have been made to position the Company for longer-term profitability. Similarly, the Compensation Committee also recognizes that favorable short-term results are not necessarily indicative of a strong long-term position. Thus, the Compensation Committee also strives to identify whether the Chief Executive Officer is exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced net asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate long-term incentive awards, the Compensation Committee considers whether adequate funding or appropriate borrowing capacity for future growth has been secured, whether acquisition and leasing “pipelines” have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

The Summary Compensation Table and Grants of Plan-Based Awards Table set forth below include the grant date fair market value of long-term incentive awards made to the NEOs in January 2020 based on grants approved in December 2019, before COVID-19 was declared a pandemic. Such grants reflect the Compensation Committee’s consideration of the factors described above and were made in recognition of individual performance and Company performance in fiscal year 2019, and to serve as incentive compensation and a retention tool looking forward into fiscal year 2020 and beyond. In determining the size of the equity grant, the Compensation Committee considered the other key components of compensation—base salary and annual cash bonus.

In December 2020, the Compensation Committee met again to consider results for fiscal year 2020 and undertake its annual evaluation of base compensation, bonuses and incentive awards. Fiscal year 2020 was a year in which the Company faced immediate challenges due to the circumstances surrounding COVID-19, resulting in less favorable near-term results than in prior years. The Compensation Committee considered the Company’s response to these challenges, as discussed in part under “Fiscal Year 2020 Performance,” as well as the long-term nature of equity grants, and its purpose, in part, as an incentive tool and retention tool looking forward into fiscal year 2021 and beyond. After considering these and the other factors described above, the Compensation Committee and Board of Directors awarded restricted stock to Willing L. Biddle in the amounts of 100,000 Common Shares and 2,500 Class A Common Shares, to Charles D. Urstadt in the amount of 3,000 Common Shares, to John T. Hayes in the amount of 16,000 Class A Common Shares, to Stephan Rapaglia in the amount of 16,000 Class A Common Shares, and to Miyun Sung in the amount of 11,000 Class A Common Shares, all of which grants were effective as of January 4, 2021. Mr. Biddle’s award vests after nine years, reflecting the special emphasis on long-term goals for the CEO. The awards to the other NEOs vest after five years. All of the awards are subject to continued employment. The Compensation Committee and Board determined that it was appropriate for the value of these grants to be significantly smaller than in past years, but of a size that would still incentivize NEOs to achieve greater long-term results for the Company and its stockholders.

Employee Benefit Plans and Other Compensation

The Company maintains a variety of medical, dental, life and disability insurance programs and a Profit Sharing and Savings Plan (“401(k) Plan”) for all of its eligible employees. The 401(k) Plan provides employees with an opportunity to accumulate savings in a tax deferred plan through deferral of a portion of their compensation and through matching Company contributions. For the fiscal year ended October 31, 2020, the Compensation Committee approved matching contributions for each participant’s account equal to the amount of the participant’s elective deferrals that do not exceed 5% of compensation (as defined) under the 401(k) Plan. In order to comply with certain limitations under the Internal Revenue Code of 1986, as amended (the “Code Limitations”), an amount equal to the excess of the 5% matching contribution that would have been allocated to the account for Mr. Biddle under the 401(k) Plan for the fiscal year ended October 31, 2020 absent the Code Limitations, was credited to an Excess Benefit Account for Mr. Biddle under the Company’s Excess Benefit and Deferred Compensation Plan. Matching amounts credited to the respective accounts of each NEO in the 401(k) Plan and the Excess Benefit and Deferred Compensation Plan appear in the Summary Compensation Table in the column titled “All Other Compensation.” See also footnotes to Summary Compensation Table regarding employee benefits and other compensation.

Termination Benefits in the Event of a Change in Control (Double Trigger)

Although the Company does not have employment agreements with any of its NEOs, it has entered into change in control agreements with each of the NEOs pursuant to which each NEO would be entitled to certain termination benefits in the event that his or her employment is terminated for Good Reason (as defined below) or by the Company for any reason other than for Cause (as defined below), within eighteen months following a change in control. Each of the Change in Control Agreements has an indefinite term. Such agreements serve to provide the NEOs with an element of financial security and predictability should their employment be terminated in the circumstances described above. It also ensures that the Company will have the senior officers it would need to assist in any transition period in the event of a change in control. Specific information concerning the terms of the Change in Control agreements and a description of benefits payable to the NEOs in the event of a termination following a change in control can be found in the discussion and table below under the caption “Potential Payments on Termination and Change in Control.”

Compensation Risk Assessment

The Compensation Committee conducts a compensation risk assessment to ensure that our executive compensation program does not encourage or incentivize excessively risky behaviors. The Compensation Committee does not believe that the Company’s executive compensation program encourages any risk-taking that would reasonably likely have a material adverse effect on the Company.

Stockholder Votes on Executive Compensation

Say-On-Pay

At the annual meeting of stockholders of the Company held on March 18, 2020, the Company’s stockholders voted, on an advisory basis, on the compensation paid to the Company’s NEOs, also commonly referred to as “say-on-pay.” The stockholders voted overwhelmingly to approve, on an advisory basis, the compensation of the Company’s NEOs. The Company’s Board of Directors considered the recommendations of the stockholders and determined that the Company would not make any material modifications to the compensation arrangements for the NEOs.

Say-On-Frequency

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires that a “say-on-frequency” vote be held at least every six years, we held a vote, on an advisory basis, on whether to hold an advisory vote on executive compensation every one, two or three years, at the Company’s 2017 Annual Meeting of Stockholders. At that meeting, the Company’s stockholders voted, on an advisory basis, on the frequency of future advisory votes on executive compensation and voted overwhelmingly to recommend that future advisory votes on the compensation of the Company’s named executive officers be held every three years. The Board of Directors adopted that recommendation and, accordingly, an advisory vote on executive compensation was held at the 2020 Annual Meeting of Stockholders and will next be held at the 2023 Annual Meeting of Stockholders. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the next “say-on-frequency” vote will be held at the Company’s 2023 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all of the compensation paid or awarded to the named executive officers in each of the three most recent fiscal years in the period ended October 31, 2020.

Name and	Fiscal			Restricted	All Other
Principal Position	Year	Salary(2)	Bonus(3)	Stock(4)	Compensation(5)	Total
Willing L. Biddle	2020	$399,300	$100,000	$2,018,900	$25,396	$2,543,596
President and Chief	2019	$384,417	$100,000	$1,580,100	$22,217	$2,086,734
Executive Officer	2018	$373,483	$75,000	$1,825,250	$23,670	$2,297,403

John T. Hayes	2020	$285,000	$50,000	$371,380	$14,360	$720,740
Senior Vice President and	2019	$258,417	$50,000	$254,340	$12,921	$575,677
Chief Financial Officer	2018	$249,000	$42,500	$287,300	$12,450	$591,250

Charles D. Urstadt	2020	$103,333	$10,000	$58,770	$5,257	$177,360
Chairman(1)	2019	$100,000	$10,000	$153,300	$1,250	$264,550

Stephan A. Rapaglia	2020	$285,000	$50,000	$371,380	$14,338	$720,718
Senior Vice President and	2019	$258,417	$50,000	$254,340	$12,921	$575,678
Chief Operating Officer	2018	$249,000	$42,500	$287,300	$12,451	$591,251

Miyun Sung	2020	$257,333	$40,000	$239,600	$12,652	$549,585
Senior Vice President, Chief	2019	$242,317	$40,000	$169,560	$10,654	$462,531
Legal Officer & Secretary	2018	$232,467	$35,000	$176,800	$11,623	$455,890
____________________

(1)

Effective January 1, 2019, Charles D. Urstadt succeeded Charles J. Urstadt as executive Chairman of the Board of Directors. Previously, Charles D. Urstadt was a non-executive member of the Board of Directors. The compensation reported above reflects his compensation for the period from January 1, 2019 through October 31, 2020. For the period from November 1, 2018 through December 31, 2018, Mr. Charles D. Urstadt did not receive a salary, but did receive director fees.

(2)	Changes to base salaries for 2020 became effective January 1, 2020 based on determinations made in December 2019, before COVID-19 was declared a pandemic.
(3)	See “Compensation Discussion and Analysis” for a discussion of the annual cash bonus.
(4)

The restricted stock grants were made in January 2020 based on grants approved in December 2019, before COVID-19 was declared a pandemic. Restricted stock grants are subject to vesting. See “Outstanding Equity Awards and Fiscal Year End” for vesting periods. Amounts shown represent the dollar value on the date of grant computed in accordance with ASC Topic 718 disregarding any estimates based on forfeitures relating to service-based vesting conditions. For information regarding significant factors and assumptions used in the calculations pursuant to ASC Topic 718, see note 1 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020.

(5)

Consists of a matching contribution by the Company to the Company’s 401(k) Plan or related excess benefit account in an amount equal to the amount of the NEO’s elective deferrals that do not exceed 5% of such NEO’s compensation. For Willing L. Biddle, the matching contribution was $19,565, with the remaining amount reflecting fees associated with club memberships.

Grants of Plan-Based Awards

The following table summarizes information concerning restricted stock granted to the named executive officers in the fiscal year ended October 31, 2020.

			All Other Stock Awards:
			Number of				Grant Date
			Shares of Stock				Fair Value of Stock Awards
					Class A				Class A
	Grant	Approval	Common		Common		Common		Common
Name	Date	Date	Stock		Stock		Stock ($)		Stock ($)
Willing L. Biddle	01/2/2020	12/16/2019	100,000	(1)	2,500	(1)	$1,959,000	(2)	$59,900	(3)
John T. Hayes	01/2/2020	12/17/2019	—		15,500	(4)	—		$371,380	(3)
Charles D. Urstadt	01/2/2020	12/17/2019	3,000	(4)	—		$58,770	(2)	$—
Stephan A. Rapaglia	01/2/2020	12/17/2019	—		15,500	(4)	—		$371,380	(3)
Miyun Sung	01/2/2020	12/17/2019	—		10,000	(4)	—		$239,600	(3)
____________________

(1)	Stock subject to this award is scheduled to vest nine years after the date of grant.
(2)	Calculated in accordance with ASC Topic 718. The price on the grant date was $19.59 per share.
(3)	Calculated in accordance with ASC Topic 718. The price on the grant date was $23.96 per share.
(4)	Stock subject to this award is scheduled to vest five years after the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2020.

		Number of		Market Value	Number of		Market Value
		Shares of		of Shares of	Shares of		of Shares of
		Stock That		Stock That	Stock That		Stock That
		Have Not		Have Not	Have Not		Have Not
		Vested		Vested(1)	Vested		Vested(2)
	Grant	Common		Common	Class A		Class A
Name	Date	Stock		Stock	Common Stock		Common Stock
Willing L. Biddle	1/3/2012	100,000	(4)	$867,000	2,500	(4)	$23,775
	1/2/2013	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/2/2014	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/2/2015	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/4/2016	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/4/2017	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/2/2018	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/2/2019	100,000	(6)	$867,000	2,500	(6)	$23,775
	1/2/2020	100,000	(6)	$867,000	2,500	(6)	$23,775

John T. Hayes	1/4/2016	—		$—	12,000	(3)	$114,120
	1/4/2017	—		$—	12,500	(7)	$118,875
	1/2/2018	—		$—	13,000	(7)	$123,630
	1/2/2019	—		$—	13,500	(7)	$128,385
	1/2/2020	—		$—	15,500	(7)	$147,405

Charles D. Urstadt(8)	1/4/2016	1,050	(3)	$9,104	—		$—
	1/4/2017	1,050	(7)	$9,104	—		$—
	1/2/2018	1,100	(7)	$9,537	—		$—
	1/2/2019	10,000	(7)	$86,700	—		$—
	1/2/2020	3,000	(7)	$26,010	—		$—

Stephan A. Rapaglia	1/2/2014	—		$—	5,000	(5)	$47,550
	1/4/2016	—		$—	12,000	(3)	$114,120
	1/4/2017	—		$—	12,500	(7)	$118,875
	1/2/2018	—		$—	13,000	(7)	$123,630
	1/2/2019	—		$—	13,500	(7)	$128,385
	1/2/2020	—		$—	15,500	(7)	$147,405

Miyun Sung	5/23/2016	—		$—	2,000	(7)	$19,020
	1/4/2017	—		$—	6,000	(7)	$57,060
	1/2/2018	—		$—	8,000	(7)	$76,080
	1/2/2019	—		$—	9,000	(7)	$85,590
	1/2/2020	—		$—	10,000	(7)	$95,100
____________________

(1)	Market value based on closing price of Common Stock on October 31, 2020 of $8.67 per share.
(2)	Market value based on closing price of Class A Common Stock on October 31, 2020 of $9.51 per share.

(3)	Restricted Stock that vested on January 4, 2021.
(4)	Restricted Stock that vested on January 2, 2021.
(5)	Stock scheduled to vest ten years after the grant date.
(6)	Stock scheduled to vest nine years after the grant date.
(7)	Stock scheduled to vest five years after the grant date.
(8)	Charles D. Urstadt was appointed executive Chairman effective January 1, 2019. Previously, he served as a non-executive member of the Board of Directors. Shares granted on January 4, 2016, January 4, 2017 and January 2, 2018 were shares granted to him in his capacity as a director.

Option Exercises and Stock Vested

The following table sets forth certain information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2020. The value realized was calculated using the applicable closing prices for the Common shares and Class A Common shares as of the vesting date.

	Stock Awards			Stock Awards
	Common Stock			Class A Common Stock
	Number of Shares		Value Realized	Number of Shares		Value Realized
Name	Acquired on Vesting		on Vesting ($)(1)	Acquired on Vesting		on Vesting ($)(1)
Willing L. Biddle	100,000	(1)	$1,901,000	2,500	(1)	$60,600
John T. Hayes	—		$—	11,500	(2)	$275,540
Charles D. Urstadt(3)	1,000	(2)	$19,590	—		$—
Stephan A. Rapaglia	—		$—	11,500	(2)	$275,540
Miyun Sung	—		$—	—		$—
____________________

(1)	Shares granted on January 3, 2011 that vested on January 3, 2020. The price on the vesting date was $19.01 per Common Share and $24.24 per Class A Common Share.
(2)	Shares granted on January 2, 2015 that vested on January 2, 2020. The price on the vest date was $19.59 per Common Share and $23.96 per Class A Common Share.
(3)	Charles D. Urstadt was appointed executive Chairman effective January 1, 2019. Previously, he served as a non-executive member of the Board of Directors. The 1,000 shares of Common Stock that vested on January 2, 2020 were shares granted to him on January 2, 2015 in his capacity as a director.

Non-Qualified Deferred Compensation

Beginning in November 1996, the Company established the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (as amended, the “Original Plan”). In response to changes required by the American Jobs Creation Act of 2004, in December 2004, the directors voted to freeze the Original Plan and adopted a new Excess Benefit and Deferred Compensation Plan, effective January 1, 2005 (the “Current Plan”). The Company made required distributions to participants in the Original Plan through December 31, 2013, when the last required distribution was made. There no longer are any assets in the Original Plan. Since January 2005, the Company has maintained the Current Plan. The Current Plan is intended to provide eligible employees with benefits in excess of the amounts that may be provided under the Company’s 401(k) Plan and to provide such employees with the opportunity to defer receipt of a portion of their compensation. Participation is limited to those employees who earn above a certain limit, $285,000 for 2020. The Current Plan provides that a participant is credited with an amount equal to the contributions that would have been credited to the participant if the applicable compensation limitation under the 401(k) Plan did not apply.

Amounts credited under the Current Plan vest under the same rules as under the 401(k) Plan. In addition, each participant may elect to defer receipt of a portion of his or her compensation until a later date. Amounts credited under the Current Plan are increased with interest at a rate set from time to time by the Compensation

Committee. For the fiscal year ended October 31, 2020, the Company paid interest on deferred compensation accounts at a rate based upon the rate of interest applicable to United States Five Year Treasury Notes. Alternatively, eligible participants in the Current Plan may elect to have all or a portion of their deferred compensation accounts invested in the Company’s Class A Common Stock, Common Stock, or such other securities as may be purchased by the Plan trustees in their discretion. At a date selected by a participant when a deferral election is made, or following a participant’s retirement or severance of employment with the Company, amounts in the Current Plan attributable to such participant are paid either in a lump sum or over a period of up to ten years, based upon a previously made election by the participant. In the event of a change in control (as defined in the Current Plan), the Compensation Committee may in its discretion accelerate the payment of benefits under the Current Plan.

The Current Plan provides for a trust to hold funds allocated under the Plan. Members of the Compensation Committee act as trustees of the trust.

The table below provides information on the non-qualified deferred compensation of each of the named executive officers.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals	Balances
	in Last FY	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($)	($)	($)	($)(1)	($)
Willing L. Biddle	$—	$5,315	$1,517	$4,769	$20,086
John T. Hayes	$—	$—	$—	$—	$—
Charles D. Urstadt	$—	$—	$—	$—	$—
Stephan A. Rapaglia	$—	$—	$—	$—	$—
Miyun Sung	$—	$—	$—	$—	$—
____________________

(1)	Scheduled distribution made to the employee in Common Stock of the Company with equivalent value based upon selections made by the employee at the time deferral of compensation was elected.

Potential Payments on Termination and Change In Control

Death or Disability; Retirement

The Company does not have employment agreements with any of the NEOs. Employment is “at will” and generally upon termination of employment, except in the event of death or disability, the employee is not entitled to any severance, cash compensation, medical or other benefits, whether termination is with or without cause. In the event of termination of employment due to death or disability, any unvested restricted stock would become fully vested.

Upon retirement after attaining the age of 65, all grants of unvested restricted stock continue to vest in accordance with their terms. For Messrs. Biddle, Hayes, Rapaglia and C.D. Urstadt and Ms. Sung, the value of their unvested restricted stock as of October 31, 2020 was $8,016,975, $632,415, $679,965, $140,454 and $332,850, respectively (see table below). In accordance with the terms of the Restricted Stock Plan, approximately $1.4 million of unvested restricted stock vested on an accelerated basis upon the death of our Chairman Emeritus, Charles J. Urstadt in March 2020.

Termination following a Change in Control (Double Trigger)

The Company has entered into Change in Control Agreements (“Agreements”) with each of Willing L. Biddle, Charles D. Urstadt, John T. Hayes, Stephan A. Rapaglia and Miyun Sung. Under their respective Agreements, each of the NEOs would be entitled to certain termination benefits in the event that his or her employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a Change in Control. Each of the Change in Control Agreements has an indefinite term. Generally, termination for “Good Reason” includes, but is not limited to, voluntary termination of employment by the named executive officer within 180 days following the occurrence of any of the following: (i) a change in the NEO’s authority, duties or responsibilities which represents a material diminution in his authority, duties or responsibilities prior to the Change in Control; (ii) a material reduction in the NEO’s base salary below the level that existed preceding the Change in Control; (iii) a relocation of the NEO outside a 50 mile radius of the NEO’s work site at the date such agreement was signed; (iv) the sale or other disposition by the Company of more than 50% of the assets of the Company over which the NEO has authority to any “person” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended; or (v) other material breach by the Company of the terms of the Change in Control Agreement. Termination for “Cause” means termination of employment by the Company because of dishonesty, conviction of a felony, gross neglect of duties, or conflict of interest which, in the case of gross neglect or conflict of interest, continues for thirty days after written notice by the Company to the employee requesting cessation of such gross neglect or conflict.

Termination Benefits

In the event a named executive officer becomes eligible for termination benefits as provided above, such benefits would include the following: (i) a cash payment, to be made within forty-five days after such termination, equal to 12 months of the NEO’s base salary (exclusive of any bonus or other benefit) in effect at the date of the Change in Control; and (ii) the Company would be obligated to maintain, for a period of twelve months after termination (the “Benefits Period”), all life insurance, disability, medical and other benefit programs to which the NEO and his family were entitled at the date of the Change in Control or, in the event the continued participation of the NEO and his family in such programs is not possible, to arrange for similar benefits. The termination benefits also would include a lump sum cash payment to the NEO within forty-five days of such termination in lieu of Company contributions on behalf of the NEO to which the NEO otherwise would be entitled during the Benefits Period under the Company’s 401(k) Plan. In the event of a named executive officer’s termination of employment following a Change in Control, the Compensation Committee has the authority to accelerate the time at which restrictions will lapse or to remove any restrictions applicable to awards of restricted stock under the Company’s Amended and Restated Restricted Stock Award Plan.

The table below sets forth the compensation payable to each of the named executive officers, in the event of termination following a Change in Control. The amounts are estimates only and assume that a Change in Control occurred on October 31, 2020. Actual amounts to which the NEO would be entitled would depend upon his actual compensation, value of benefits, and restricted stock outstanding as of the date of the Change in Control.

Termination of Employment in Connection with Change in Control

		Continuation
		of Medical		Acceleration	Total
	Cash	and Insurance	Other	of Equity	Termination
Name	Compensation	Benefits(1)	Benefits(2)	Awards(3)	Benefits
Willing L. Biddle	$401,900	$27,339	$20,095	$8,016,975	$8,466,309
John T. Hayes	$290,000	$25,953	$14,500	$632,415	$962,868
Charles D. Urstadt	$104,000	$2,435	$5,200	$140,454	$252,089
Stephan A. Rapaglia	$290,000	$25,953	$14,500	$679,965	$1,010,418
Miyun Sung	$260,000	$10,809	$13,000	$332,850	$616,659
____________________

(1)	Represents an estimate of the cost to provide for one year of continued life insurance, disability, medical and other benefit programs in which the named officer is participating or to which he is entitled.
(2)	Represents a cash payment to the NEO under the Company’s 401(k) Plan.
(3)	Under the Company’s Amended and Restated Restricted Stock Award Plan, the Compensation Committee administers the Plan and has the authority to accelerate the time at which the restrictions will lapse or to remove any such restrictions upon the occurrence of a Change in Control. Amounts in the table assume that any restrictions upon vesting have been removed.

Chief Executive Officer Pay Ratio

Our compensation and benefit programs are designed to reward all employees who contribute to our success with a total compensation package that is designed to achieve the objectives described under “Compensation Discussion and Analysis.” We are required to calculate and disclose the compensation of our median paid employee as well as the ratio of the total annual compensation of our median paid employee to the compensation paid to our Chief Executive Officer. In identifying our median employee, we reviewed the annual base salary and bonus of each of the 65 full-time employees of the Company or its consolidated subsidiaries as of October 31, 2020, excluding our Chief Executive Officer, then determined such median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table included in this proxy statement. These employees range from senior vice presidents to handymen and accounting, leasing and operations staff. We annualized the base salaries or wages of any permanent employees who started with us during fiscal 2020. No other adjustments were made.

The actual total annual compensation of our Chief Executive Officer and median paid employee was calculated in accordance with the requirements of the Summary Compensation Table included in this proxy statement. Based on this methodology, we have determined that the total annual compensation paid to our Chief Executive Officer in fiscal year 2020 was $2,543,596 and the total annual compensation paid to our median paid employee in fiscal year 2020, excluding our Chief Executive Officer, was $78,657, resulting in a ratio of 32:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies and to make reasonable estimates and assumptions that reflect their compensation practices. Moreover, the ratio may be influenced by a company’s decision to allocate work to independent contractors, outside advisors and other third-parties, as opposed to employees. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

DIRECTOR COMPENSATION

In 2020, other than Messrs. Biddle and C.D. Urstadt, each director received an annual retainer of $31,200, compensation of $2,300 for each Board of Directors meeting and each committee meeting attended in person and compensation of $1,150 for each Board of Directors meeting and each committee meeting attended telephonically. The Chairmen of the Audit Committee, Compensation Committee and the Governance Committee each received an additional annual retainer of $4,275. On January 2, 2020, each non-employee director was also granted 1,250 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock.

At its meeting in December 2020, the Compensation Committee considered compensation for the directors and voted to set the annual retainer and fees for 2021 as follows: annual retainer, $31,500; additional retainer for committee chairs, $4,275; meeting attendance fees, $2,300 in person and $1,150 via teleconference. On January 4, 2021, each non-employee director was also granted 1,350 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock. For 2021, Willing L. Biddle and Charles D. Urstadt are officers of the Company and, as such, do not receive separate compensation for service as a director or committee member.

The compensation table below summarizes the compensation paid to non-employee members of the Board of Directors during the fiscal year ended October 31, 2020.

	Fees
	Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
Kevin J. Bannon(2)	$61,150	$29,950	—	$91,100
Catherine U. Biddle(3)	$44,550	$24,488	—	$69,038
Noble O. Carpenter, Jr.(4)	$47,850	$29,950	—	$77,800
Bryan O. Colley(5)	$51,950	$29,950	—	$81,900
Richard Grellier(6)	$57,050	$29,950	—	$87,000
Willis H. Stephens, Jr.(7)	$47,850	$29,950	—	$77,800
Robert J. Mueller(8)	$62,425	$29,950	—	$92,375
____________________

(1)	As described under Director Compensation above, the Board of Directors awarded each non-employee director 1,250 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock. Except for Catherine U. Biddle, who elected to receive such award in restricted Common Stock, all of the directors elected to receive such award in restricted Class A Common Stock. The value of each award was computed in accordance with ASC Topic 718 and is based upon the closing price of the applicable stock on the grant date ($19.59 per share for Common Stock and $23.96 per share for Class A Common Stock on January 2, 2020). For information regarding significant factors and assumptions used in the calculations pursuant to ASC Topic 718, see note 1 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020
(2)	As of October 31, 2020, a total of 5,650 Class A Common Shares awarded by us to Mr. Bannon were outstanding and subject to vesting. Fees earned includes additional retainer that Mr. Bannon received in December 2019 as Chair of the Nominating and Corporate Governance Committee.
(3)	As of October 31, 2020, a total of 5,650 Common Shares awarded by us to Ms. Biddle were outstanding and subject to vesting.
(4)	As of October 31, 2020, a total of 4,600 Class A Common Shares awarded by us to Mr. Carpenter were outstanding and subject to vesting.

(5)	As of October 31, 2020, a total of 4,600 Class A Common Shares awarded by us to Mr. Colley were outstanding and subject to vesting. Fees earned includes additional retainer that Mr. Colley received in December 2019 as Chair of the Compensation Committee.
(6)	As of October 31, 2020, a total of 5,650 Class A Common Shares awarded by us to Mr. Grellier were outstanding and subject to vesting.
(7)	As of October 31, 2020, a total of 1,250 Class A Common Shares awarded by us to Mr. Stephens were outstanding and subject to vesting.
(8)	As of October 31, 2020, a total of 5,650 Class A Common Shares awarded by us to Mr. Mueller were outstanding and subject to vesting. Fees earned includes additional retainer that Mr. Mueller received in January 2020 as Chair of the Audit Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended October 31, 2020.

Compensation Committee: Bryan O. Colley, Chairman Noble O. Carpenter, Jr. Willis H. Stephens, Jr.

This report does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Colley, Carpenter and Stephens. No member of the Compensation Committee during 2020 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a Compensation Committee interlock and would require disclosure in this Proxy Statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures Regarding Transactions with Related Persons

The Company has in place a Related Party Transactions Policy, which was adopted to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics for Senior Officers and Code of Business Conduct, which is described above in “Corporate Governance and Board Matters—Code of Ethics for Senior Financial Officers; Code of Business Conduct and Ethics.”

The policies and procedures apply to transactions or arrangements between the Company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders, the immediate family members of each of these groups and an entity with which any of the foregoing persons is employed or is a partner or owns 5% or greater beneficial ownership interest. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Ethics and Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the directors and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, such person is required to bring the matter to the attention of the Company’s Secretary. Any proposed related person transaction is required to be presented by the Secretary to the Governance Committee or the Chair of the Governance Committee for its review. The Governance Committee will then meet, in person or by telephone, to review the facts and circumstances and discuss the proposed transaction.

If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s Proxy Statement and other appropriate filings to the extent required by the rules and regulations of the SEC.

Relationships

After considering information provided by directors and officers, including information considered by the Board in its determination of director independence as described in “Corporate Governance and Board Matters—Board Independence,” as of the Record Date (the most recent practicable date), the Company was not aware of any related person transactions pursuant to the Related Party Transactions Policy.

Elinor F. Urstadt, in her own capacity and as the executor of the estate of Charles J. Urstadt, her late husband, is a stockholder that beneficially owns at least 5% of the Common Stock of the Company, as well as less than 5% of the Class A Common Stock of the Company. She is the mother of Catherine U. Biddle, a director of the Company, and Charles D. Urstadt, the Chairman of the Company. Willing L. Biddle, the Company’s President, Chief Executive Officer and a director, is the husband of Catherine U. Biddle, the son-in-law of Elinor F. Urstadt, and the brother-in-law of Charles D. Urstadt. Elinor Biddle, daughter of Willing L. Biddle and Catherine U. Biddle, is a senior leasing associate with the Company, a non-officer position.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of the Record Date, available to the Company with respect to Common Shares and Class A Common Shares of the Company beneficially owned by:

●	each person who is known by us to beneficially own more than 5% of the Class A Common Shares or Common Shares;

●	each director and nominee for director;

●	each named executive officer; and

●	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC or other information available to us. Percentage ownership in the following table is based on 10,180,308 Common Shares and 30,100,161 Class A Common Shares outstanding as of the Record Date. Unless otherwise noted below, the address of the persons and entities listed on the table is 321 Railroad Avenue, Greenwich, CT 06830.

				Class A
	Common Shares			Common Shares
	Beneficially		Percent	Beneficially		Percent
Name and Address of Beneficial Owner	Owned		of Class	Owned		of Class
5% Stockholders
The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	—		—	4,756,151	(1)	15.8%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10022	—		—	4,767,437	(2)	15.8%
Elinor F. Urstadt	4,543,198	(3)	44.6%	176,767	(4)	*
Directors & Officers
Charles D. Urstadt	46,876	(5)	*	1,850		*
Willing L. Biddle	3,323,396	(6)	32.7%	50,824	(7)	*
Kevin J. Bannon	—		*	47,400	(8)	*
Catherine U. Biddle	3,323,396	(6)	32.7%	50,824	(7)	*
Noble O. Carpenter, Jr.	—		—	5,950	(9)	*
Bryan O. Colley	—		—	14,826	(10)	*
Richard Grellier	2,627		*	10,900	(11)	*
Robert J. Mueller	—		—	48,950	(12)	*
Willis H. Stephens, Jr.	—		—	3,893	(13)	*
John T. Hayes	—		—	85,148	(14)	*
Stephan A. Rapaglia	350		—	108,611	(15)	*
Miyun Sung	—		—	46,000	(16)	*
Directors & Executive Officers
as a group (12 persons)	3,373,249		33.1%	424,352		1.4%
____________________

*	Less than 1%
(1)	Number of shares is based upon information filed with the SEC on February 11, 2020 by The Vanguard Group (“Vanguard”) in a Schedule 13G/A. Vanguard has sole voting power over 59,936 Class A Common Shares, shared voting power over 40,702 Class A Common Shares, sole dispositive power over 4,690,749 Class A Common Shares and shared dispositive power over 65,402 Class A Common Shares.

(2)	Number of shares is based upon information filed with the SEC on January 25, 2021 by BlackRock, Inc. (“Blackrock”) in a Schedule 13G/A. Blackrock has sole voting power over 4,722,479 Class A Common Shares and sole dispositive power over 4,767,437 Class A Common Shares.
(3)	In her capacity as executor of the Estate of Charles J. Urstadt, Elinor F. Urstadt may be deemed to have beneficial ownership of the Common Stock in the Estate of Charles J. Urstadt. The Estate of Charles J. Urstadt is the direct beneficial owner of 890,570 shares of Common Stock. In addition, the Estate is the indirect beneficial owner of 888,426 shares of Common Stock directly held by Urstadt Property Company, Inc., a Delaware corporation (“UPCO”), of which the Estate of Charles J. Urstadt and Elinor F. Urstadt own a controlling amount of the voting securities, 1,942,431 shares of Common Stock held by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership of which UPCO is the general partner and the Estate of Charles J. Urstadt, Elinor F. Urstadt, Catherine U. Biddle Irrevocable Trust and Charles D. Urstadt Irrevocable Trust are the limited partners, and 455,721 shares of Common Stock held by Urstadt Realty Shares II L.P. (“URS II”), a Delaware partnership, of which UPCO is the general partner and the Estate of Charles J. Urstadt is the limited partner. As a result, in her capacity as executor of the Estate of Charles J. Urstadt, Elinor F. Urstadt beneficially owns or has the power to vote or direct the voting of and to dispose or direct the disposition of a total of 4,177,148 shares of Common Stock.
In addition, Elinor F. Urstadt is the direct beneficial owner of 41,050 shares of Common Stock and has the power to vote or direct the voting of and to dispose or direct the disposition of an additional 105,000 shares of Common Stock held by the Urstadt Conservation Foundation (the “Foundation”), of which Elinor F. Urstadt is a trustee, and 220,000 shares of Common Stock held by the Charles J. Urstadt 2012 Family Trust, of which Elinor F. Urstadt is the trustee, representing a total of 366,050 shares of Common Stock. Elinor F. Urstadt disclaims beneficial ownership of any shares owned by the Foundation.
UPCO and Elinor F. Urstadt, for herself and as executor of the Estate of Charles J. Urstadt, may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 888,426 shares of Common Stock directly owned by UPCO in view of the fact that Elinor F. Urstadt and the Estate of Charles J. Urstadt own a controlling amount of the outstanding voting securities of UPCO.
UPCO and Elinor F. Urstadt, for herself and as executor of the Estate of Charles J. Urstadt, may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 1,942,431 shares of Common Stock directly owned by URACO in view of the fact that UPCO is the sole general partner of URACO, and that Elinor F. Urstadt and the Estate of Charles J. Urstadt own a controlling amount of the outstanding voting securities of UPCO.
UPCO and Elinor F. Urstadt, for herself and as executor of the Estate of Charles J. Urstadt, may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 455,721 shares of Common Stock directly owned by URS II in view of the fact that UPCO is the sole general partner of URS II, and that Elinor F. Urstadt and the Estate of Charles J. Urstadt own a controlling amount of the outstanding voting securities of UPCO.
(4)	Elinor F. Urstadt has direct beneficial ownership of 18,000 Class A Common Shares. In her capacity as executor of the Estate of Charles J. Urstadt, Elinor F. Urstadt has beneficial ownership of 58,767 Class A Common Shares held by the Estate of Charles J. Urstadt. Elinor F. Urstadt, for herself and as executor of the Estate of Charles J. Urstadt, indirectly beneficially owns 100,000 Class A Common Shares directly held by UPCO, in which Elinor F. Urstadt and the Estate of Charles J. Urstadt own a controlling amount of the outstanding voting securities.

(5)	Mr. C.D. Urstadt directly owns 46,876 Common Shares, of which 18,150 are restricted subject to vesting. The number of shares reported does not include Common Shares owned by URACO (as defined below), of which the Charles D. Urstadt Irrevocable Trust is a limited partner. Mr. C.D. Urstadt is the sole beneficiary of the trust. The number of shares reported also does not include Common Shares owned by UPCO (as defined below), of which Mr. C.D. Urstadt is an officer and stockholder. Shares held by URACO and UPCO are reported by Elinor F. Urstadt, as the controlling stockholder of UPCO, and UPCO, the general partner of URACO.
(6)	Mr. Biddle is the direct beneficial owner of 1,783,744 shares of Common Stock individually, of which 900,000 are restricted subject to vesting, and Mrs. Biddle is the direct beneficial owner of 37,212 shares of Common Stock individually, of which 5,950 are restricted subject to vesting. When these shares are added to 5,163 shares of Common Stock owned by the P.T. Biddle (Deceased) IRA for the benefit of Willing Biddle, 407,562 shares of Common Stock owned by the Catherine U. Biddle 2012 Dynasty Trust, for which Mr. Biddle is the sole trustee, 21,000 shares of Common Stock held by Trust UW PTB Art. 4.1 and 1,070 shares of Common Stock held by the Charles and Phoebe Biddle Trust UAD 12/20/93 for the benefit of the issue of Mr. Biddle, and 1,067,645 shares owned by the Willing L. Biddle 2012 Dynasty Trust for which Mrs. Biddle is the sole trustee, Mr. Biddle and Mrs. Biddle beneficially own 3,323,396 shares of Common Stock. 356,140 shares of Common Stock owned directly by Mr. Biddle are pledged as collateral for one third-party loan.
Mr. Biddle and Mrs. Biddle may each be deemed to have shared power to vote and direct the voting of and to dispose of or direct the disposition of shares owned by the other, as they are spouses.
(7)	Mr. Biddle directly owns 47,500 Class A Common Shares, of which 22,500 are restricted subject to vesting. In addition, he is the indirect beneficial owner of 3,324 Class A Common Shares directly held by Mrs. Biddle.
Mr. Biddle and Mrs. Biddle may each be deemed to have shared power to vote and direct the voting of and to dispose of or direct the disposition of shares owned by the other, as they are spouses.
(8)	Mr. Bannon directly owns 46,400 Class A Common Shares, of which 5,950 are restricted subject to vesting. Mr. Bannon is also the indirect beneficial owner of 1,000 shares of Class A Common Stock, which are held directly by a family trust.
(9)	Mr. Carpenter directly owns 5,950 Class A Common Shares, all of which are restricted subject to vesting.
(10)	Mr. Colley directly owns 14,826 Class A Common Shares, 5,950 of which are restricted subject to vesting.
(11)	Mr. Grellier directly owns 10,900 Class A Common Shares, of which 5,950 are restricted subject to vesting.
(12)	Mr. Mueller directly owns 48,950 Class A Common Shares, of which 5,950 are restricted subject to vesting.
(13)	Mr. Stephens, Jr. directly owns 2,693 Class A Common Shares, of which 2,600 are restricted subject to vesting. He is also the indirect beneficial owner of 1,200 shares of Class A Common Stock, which are held by his spouse.
(14)	Mr. Hayes directly owns 85,148 Class A Common Shares, of which 70,500 are restricted subject to vesting.
(15)	Mr. Rapaglia directly owns 108,611 Class A Common Shares, of which 75,500 are restricted subject to vesting.
(16)	Ms. Sung directly owns 46,000 Class A Common Shares, all of which are restricted subject to vesting.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from November 1, 2019 through October 31, 2020, one Form 3 was filed late on September 9, 2020 by Elinor F. Urstadt and the estate of Charles J. Urstadt. Charles J. Urstadt passed away in March 2020 and is no longer required to file any reports pursuant to Section 16(a).

AVAILABLE INFORMATION

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2020 has been made available to the stockholders over the Internet or mailed to the Company’s stockholders with or prior to this Proxy Statement. You should not regard the Annual Report as proxy soliciting materials or a communication by means of which solicitation is to be made. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to stockholders upon request to:

Miyun Sung, Secretary
Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, CT 06830

The Company’s Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics, and the Charters for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website under “Investors / Overview / Governance Documents” at www.ubproperties.com.

OTHER MATTERS

Other Matters to Come Before the 2021 Annual Meeting

The directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting in accordance with the Bylaws, the persons named as proxies will vote on them in accordance with their best judgment to the extent permitted by applicable laws and regulations.

Deadlines for Stockholder Proposals and Nominations for the 2022 Annual Meeting of Stockholders

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2022 annual meeting of stockholders by utilizing Rule 14a-8 under the Exchange Act must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Company’s Proxy Statement for such meeting. Such proposals must be received by the Company by October 5, 2021.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Sections 1.03 and/or 2.04 of our Bylaws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to the Company certain information concerning themselves and their stockholder proposal or director nomination, as specified in the Bylaws, not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day after public disclosure of the date of such annual meeting. Therefore, any notice of intent to consider other matters and/or nominees at the year 2022 Annual Meeting of Stockholders, and related information, must be received by the Company between November 17, 2021 and January 1, 2022. The purpose of the Bylaw is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought.

By Order of the Directors WILLING L. BIDDLE President & Chief Executive Officer

YOUR PROXY IS IMPORTANT
WHETHER YOU OWN FEW OR MANY SHARES.
PLEASE VOTE AS SOON AS POSSIBLE.

URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CT 06830
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/UBA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 16, 2021. Have your proxy card in hand when you call and then follow the instructions
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D29516-P48061	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
URSTADT BIDDLE PROPERTIES INC.
The Board of Directors recommends you vote FOR the following Director nominees:
1.	Election of Directors
			For	Against	Abstain
Nominees to serve for three years as Class III directors:
	1a.	Catherine U. Biddle	☐	☐	☐
	1b.	Noble O. Carpenter, Jr.	☐	☐	☐
	1c.	Willis H. Stephens, Jr.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2.		For	Against	Abstain
2.	To ratify the appointment of PKF O'Connor Davies, LLP, as the independent registered public accounting firm of the Company for one year.	☐	☐	☐

Each Proposal is a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, guardian, trustee or other fiduciary, please give full title as such. Joint owners each should sign personally. All holders must sign. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D29517-P48061

URSTADT BIDDLE PROPERTIES INC.
Annual Meeting of Stockholders
March 17, 2021 2:00 p.m.
This proxy is solicited by the Board of Directors
The undersigned hereby constitutes and appoints Willing L. Biddle and Miyun Sung, and each of them, as Proxies of the undersigned, with full power to appoint his or her substitute, and authorizes each of them to represent and vote all Class A Common Stock or Common Stock, as applicable, of Urstadt Biddle Properties Inc. (the "Company") held of record as of the close of business on January 19, 2021, at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2:00 p.m.  EDT on Wednesday, March 17, 2021, virtually at www.virtualshareholdermeeting.com/UBA2021, and at any adjournments or postponements thereof.
When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted (i) FOR the election of three Directors of the Company, as set forth in Proposal 1 and (ii) FOR the ratification of the appointment of PKF O'Connor Davies, LLP, as the independent registered public accounting firm of the Company for one year, as set forth in Proposal 2. In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.
The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting.
Continued and to be signed on reverse side